Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

Between

BREIT JWM SAN ANTONIO LP, a Delaware limited partnership,
and
BREIT JWM SAN ANTONIO TRS LLC, a Delaware limited liability company,
SELLER

and

RHP PROPERTY SA, LLC, a Delaware limited liability company,
BUYER

Dated as of June 5, 2023

JW Marriott San Antonio Hill Country Resort & Spa
23808 Resort Parkway
San Antonio, TX 78261

TABLE OF CONTENTS

i

ii

iii

Schedules

Schedule A	-	Land (Legal Description)
Schedule A -1	-	Hotel Name and Address
Schedule A-2	-	Title Commitment and Survey
Schedule A -3	-	Purchase Price Allocation
Schedule 1	-	Seller’s Knowledge
Schedule 1.1	-	Title Objection Matters
Schedule 1.1-A	-	Asset File Deliveries
Schedule 2.1(b)(xiv)	-	Seller Owned Vehicles
Schedule 2.1(c)(ii)	-	Excluded Fixtures, Personal Property or Equipment
Schedule 3.1(c)(d)	-	Applicable Consents
Schedule 3.2(a) -1	-	Material Operating Contracts
Schedule 3.2(a) -2	-	List of Equipment Leases
Schedule 3.2(c)	-	List of Space Leases
Schedule 3.2(c)-1	-	List of Security Deposits
Schedule 3.2(e)	-	Litigation
Schedule 3.2(h)(k)	-	Water Permits in Edwards Aquifer Authority Records
Schedule 3.2(i)	-	Financial Reports
Schedule 3.2(j)	-	Tax Certiorari Proceedings
Schedule 3.4(e)	-	Requested Estoppels
Schedule 4.1(f)(vii)	-	Buyer’s Information
Schedule 10.1(n)	-	Prorations
Schedule 10.1(r)	-	Gift Certificates

Exhibits

Exhibit A	-	Form of Assignment of Contracts and Leases
Exhibit B	-	Form of Assignment of Intangible Property
Exhibit C	-	Form of Assignment of Golf Course Management Agreements
Exhibit D	-	Form of Assignment of Hotel Management Agreement
Exhibit E	-	Form of Tenant Notice
Exhibit F	-	Form of Deed
Exhibit G	-	Form of Water Deed
Exhibit H	-	Form of Bill of Sale
Exhibit I	-	Form of Seller’s Estoppel
Exhibit J	-	Form of Required Estoppel
Exhibit K	-	Form of Title Affidavit

AGREEMENT OF PURCHASE AND SALE

This AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of June 5, 2023 (the “Effective Date”) by and between BREIT JWM SAN ANTONIO LP, a Delaware limited partnership (the “Resort Seller”), and BREIT JWM SAN ANTONIO TRS LLC, a Delaware limited liability company (the “Operating Seller”, together with the Resort Seller, collectively, the “Seller”), and RHP PROPERTY SA, LLC, a Delaware limited liability company (“Buyer”).

BACKGROUND

A.       Resort Seller is the owner of a fee interest in the parcel of land located in San Antonio, Texas, as more particularly described on Schedule A (the “Land”). Resort Seller also owns hotel facilities commonly known as JW Marriott San Antonio Hill Country Resort & Spa and other Improvements (as defined below) on the Land with the common address and name as set forth on Schedule A-1. Resort Seller’s interest in the Land, together with Resort Seller’s interest in the hotel and golf facilities and other Improvements located thereon, are referred to as the “Hotel” or the “Property”. The Hotel and the Asset-Related Property (as defined below) shall be referred to, collectively, as the “Assets”.

B.       Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Seller’s right, title and interest in the Assets on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1.           Defined Terms. The capitalized terms used herein will have the following meanings.

“18 Oaks Restaurant” means the kitchen and dining facilities located within the Clubhouse, together with certain Hotel administrative offices used exclusively by Hotel Manager within the Clubhouse.

“Access Agreement” means that certain Access Agreement, dated as of April 28, 2023, between Seller and Ryman Hospitalities Properties, Inc. with respect to the Property.

“Accounts Receivable” shall mean all amounts which Seller (or Manager or any other agent or representative of Seller, on behalf of Seller) is entitled to receive from the operation of the Hotel, Golf Courses or other operations at the Property, but are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference, meeting, golf outing, or banquet rooms or other facilities at the Property, or any other goods or services provided by or on behalf of Seller at the Property, but expressly excluding (i) unpaid rent under any of the Tenant Leases, (ii) Golf Initiation Fees and (iii) any credit card charges and checks which Seller has submitted for payment as of the Closing.

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

“Allocated Purchase Price” shall have the meaning assigned thereto in Section 2.2(c).

“Annual Financial Reports” shall have the meaning assigned thereto in Section 3.2(i).

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(f)(i).

“Applicable Consents” shall mean the items set forth on Schedule 3.1(c)(d) attached hereto.

“Applicable Law” shall mean all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Asset File” shall mean the materials with respect to the Assets (i) delivered to Buyer or its representatives by or on behalf of Seller in writing as of the Effective Date, which such materials are listed on Schedule 1.1-A attached hereto and (ii) made available to Buyer or its representatives in the following data room web site created by Seller, any affiliate, or any agent or representative of Seller on behalf of Seller as of the Effective Date (the “Data Room”): [omitted].

“Asset-Related Property” shall have the meaning assigned thereto in Section 2.1(b).

“Assets” shall have the meaning assigned thereto in “Background” paragraph A.

“Assigned Accounts Receivable” shall have the meaning assigned thereto in Section 10.2(b)(i).

“Assignment of Contracts and Leases” shall have the meaning assigned thereto in Section 6.1(a).

“Assignment of Golf Course Management Agreements” shall have the meaning assigned thereto in Section 6.1(c).

“Assignment of Hotel Management Agreement” shall have the meaning assigned thereto in Section 4.5(a).

“Assignment of Intangible Property” shall have the meaning assigned thereto in Section 6.1(b).

“Basket Limitation” shall mean an amount equal to $250,000.00.

“Beverage Operations” shall have the meaning assigned thereto in Section 14.23.

“Bill of Sale” shall have the meaning assigned thereto in Section 6.2(c).

“Bookings” shall have the meaning assigned thereto in Section 2.1(b)(viii).

“Bookings Deposits” shall mean all room reservation deposits, public function, banquet, food and beverage deposits and other deposits or fees for Bookings.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by Applicable Law to be closed in New York, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer Breach Termination” shall have the meaning assigned thereto in Section 12.1(b).

“Buyer Fundamental Representation” shall have the meaning assigned thereto in Section 4.1.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Buyer Waived Breach” shall have the meaning assigned thereto in Section 11.3.

“Buyer’s Knowledge” shall mean, collectively, (i) the actual knowledge of Buyer based upon the actual knowledge of Scott Lynn and Patrick Chaffin (“Buyer’s Knowledge Party”), without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person, (ii) the matters disclosed in this Agreement or listed on the schedules attached hereto, (iii) any and all information contained in the Asset File and (iv) information from any of Buyer’s reports, title commitments, inspections, surveys and/or studies with respect to the Property. The named individuals shall have no personal liability by virtue of their inclusion in this definition.

“Buyer’s Reimbursable Expenses” shall mean any and all actual, reasonable, documented, out-of-pocket, costs, fees and expenses incurred by Buyer from bona-fide third-parties in connection with the Buyer’s negotiations of this Agreement with Seller and Buyer’s due diligence investigations related to the proposed acquisition of the Assets, as evidenced by invoices or otherwise documented (including, without limitation, reasonable, out-of-pocket attorneys’ fees and disbursements).

“Cap Limitation” shall mean an amount equal to 1.75% of the Purchase Price.

“Cash on Hand” shall have the meaning assigned thereto in Section 10.1(m).

“Claim Notice” shall have the meaning assigned thereto in Section 11.6.

“Claims” shall have the meaning assigned thereto in Section 7.3.

“Closing” shall have the meaning assigned thereto in Section 2.4(a).

“Closing Date” shall have the meaning assigned thereto in Section 2.4(a).

“Closing Documents” shall mean any certificate, assignment, instrument or other document executed by Buyer and/or Seller (as applicable) and delivered by Buyer and/or Seller (as applicable) at Closing in accordance with Article VI of this Agreement.

“Closing Statement” shall have the meaning assigned thereto in Section 6.1(i).

“Club” shall mean the Tournament Players Club of San Antonio.

“Clubhouse” means that certain building located on the Land within which golf administrative offices, a pro shop, and the 18 Oaks Restaurant are located.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Condition of the Assets” shall have the meaning assigned thereto in Section 7.2(b).

“COVID-19 Factors” shall have the meaning assigned thereto in Section 7.2(c).

“CPVC Letter” shall mean that certain letter agreement, dated as of March 23, 2018, by and between Hotel Manager and SA Resort, LLLP, a Delaware limited liability limited partnership, with respect to the CPVC Valve Project (as defined therein).

“Cut-Off Time” shall have the meaning assigned thereto in Section 10.1.

“Data Room” shall have the meaning set forth in the definition of “Asset File”.

“Deed” shall have the meaning assigned thereto in Section 6.2(a).

“Deposit” shall have the meaning assigned thereto in Section 2.3(a).

“Depositors” shall have the meaning assigned thereto in Section 14.28.

“District Notice” shall have the meaning set forth in Section 14.29(e).

“Due Diligence Documents” shall have the meaning assigned thereto in Section 7.1(b).

“Effective Date” shall have the meaning assigned thereto in the preamble to this Agreement.

“Employees” shall mean, at the time in question, all employees who are employed by Manager (whether on a full-time or part-time basis) at the Property.

“Environmental Laws” shall have the meaning assigned thereto in Section 3.2(f).

“Equipment Leases” shall have the meaning assigned thereto in Section 2.1(b)(vi).

“ERISA” shall mean The Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” shall have the meaning assigned thereto in Section 14.5(a).

“Escrow Agent” shall have the meaning assigned thereto in Section 2.3(a).

“Excluded Property” shall have the meaning assigned thereto in Section 2.1(c).

“Executive Order” shall have the meaning assigned thereto in Section 3.1(f)(i).

“FF&E” shall have the meaning assigned thereto in Section 2.1(b)(ii).

“Food Inventories” shall have the meaning assigned thereto in Section 10.1(f).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gift Certificates” shall mean, collectively, all outstanding, unused and unexpired gift cards, gift certificates, coupons or other similar instruments or vouchers issued by or on behalf of Seller as of the Closing Date that entitle the holder or bearer thereof to a credit (whether in a specified monetary amount or for a specified item, such as a room night or meal) to be applied against the usual charge for rooms, meals and/or other goods and services provided at the Property.

“Golf Agreements” shall mean, collectively, (i) Golf Course Management Agreement, (ii) the TPC License Agreement, (iii) that portion of the Marriott PSA assigned to Seller, (iv) the Letter Agreement, dated February 10, 2009, by SA Real Estate, LLLP and SA Resort, LLLP, as agreed to and accepted by Golf Course Manager, PGA Tour, Inc. and Forestar (USA) Real Estate Group, Inc., (v) the Letter Agreement, dated November 30, 2010, by Golf Course Manager, as approved by SA Resort, LLLP, Hotel Manager, PGA TOUR, Inc., TPC License Company, LLC, Forestar (USA) Real Estate Group, Inc., and Marriott Rewards Subsidiary, Inc. (vi) the Letter Agreement, dated September 29, 2011, by SA Resort, LLLP, as agreed to and accepted by PGA Tour, Inc., (vii) the Letter Agreement, dated 2013, by SA Resort, LLLP, as approved by Golf Course Manager, Hotel Manager, TPC License Company, LLC, Forestar (USA) Real Estate Group, Inc. and Marriott Rewards Subsidiary, Inc., (viii) the Letter Agreement, dated November 28, 2016, by Golf Course Manager, as approved by SA Resort, LLLP, Hotel Manager, PGA Tour, Inc., TPC License Company, LLC, Forestar (USA) Real Estate Group, Inc., and Marriott Rewards Subsidiary, Inc., and (ix) the Letter Agreement, dated November 22, 2022, by Golf Course Manager, as approved by Forestar (USA) Real Estate Group, Inc.

“Golf Course Management Agreement” shall mean, collectively, that certain Amended and Restated Golf Facilities Management Agreement dated June 13, 2007, by and between Marriott International, Inc., a Delaware corporation and Golf Course Manager, as assigned by Marriott to SA Real Estate, LLLP, as further assigned by SA Real Estate, LLLP to SA Resort, LLLP pursuant to that certain Assignment and Assumption of Amended and Restated Golf Facilities Management Agreement and Amended and Restated TPC License Agreement dated June 13, 2007, as amended by that certain First Amendment to Amended and Restated Golf Facilities Management Agreement dated April 1, 2011, that certain Second Amendment to Amended and Restated Golf Facilities Management Agreement dated July 14, 2015, and that certain Third Amendment to Amended and Restated Golf Facilities Management Agreement dated August 27, 2015 and as further assigned by SA Real Estate, LLLP and SA Resort, LLLP to Operating Seller pursuant to that certain Assignment and Assumption of Golf Facilities Management Agreement and TPC License Agreement dated August 28, 2018.

“Golf Course Manager” shall mean Tournament Players Club of San Antonio, LLC, a Texas limited liability company.

“Golf Course Operating Accounts” means any operating account, working capital account or other account maintained in connection with the operation of the Golf Course.

“Golf Courses” shall mean the golf course commonly known as the AT&T Oaks Golf Course and the golf course commonly known as the AT&T Canyons Golf Course.

“Golf Event Contracts” means contracts or reservations for tournaments, private parties, and related banquets for events and gift certificates, free passes, tournament prizes and rain checks.

“Golf FF&E Reserve” means the “FF&E Reserve” as defined in the Golf Course Management Agreement.

“Golf Initiation Fees” shall mean all amounts owed to Seller pursuant to the Golf Agreements related to the initiation fees or other fees payable by a prospective member for the purchase of a membership in the Club.

“Government List” shall have the meaning assigned thereto in Section 14.25.

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Guest Ledger” shall mean any and all charges accrued to the open accounts of any guests or customers at the Property as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Property, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller.

“Hazardous Materials” shall have the meaning assigned thereto in Section 7.2(b)(i).

“Hotel” shall have the meaning assigned thereto in “Background” paragraph A.

“Hotel Management Agreement” shall mean collectively, that certain (i) Management Agreement dated June 13, 2007, by and between Operating Seller and Hotel Manager, as assignees pursuant to that certain Assignment and Assumption of Management Agreement dated August 28, 2018, as amended by that certain (ii) First Amendment to Management Agreement dated August 5, 2014, (iii) Second Amendment to Management Agreement dated July 17, 2015, (iv) Third Amendment to Management Agreement dated June 27, 2016, (v) Letter Agreement, dated April 17, 2017, between SA Resort, LLLP, Hotel Manager, and SA Real Estate, LLLP, (vi) Letter Agreement, dated March 23, 2018, between SA Resort, LLLP, Hotel Manager, and SA Real Estate, LLLP, (vii) Fourth Amendment to Management Agreement dated August 28, 2018, between Operating Seller and Hotel Manager, (viii) Reserve Contribution Relief Notice dated August 19, 2020, by Marriott Hotel Services, Inc. to Operating Seller, and (ix) Letter dated August 19, 2020 by Marriott Hotel Services, Inc. to Operating Seller and the lenders and other addressees set forth therein.

“Hotel Manager” shall mean Marriott Hotel Services, Inc., a Delaware corporation, as assignee pursuant to that certain Assignment and Assumption of Management Agreement dated August 1, 2007.

“Hotel FF&E Reserve” means the “FF&E Reserve” as defined in the Hotel Management Agreement.

“Improvements” shall mean, to the extent the same constitute real property under Applicable Law, the buildings, structures, fixtures and other improvements on the Land, including, without limitation, the Clubhouse, any and all hotel rooms, meeting facilities, conference rooms, parking facilities, restaurants, spa and pool facilities and other recreational amenities (including the Golf Course and any and all of the foregoing which are part of the Golf Course).

“Indemnification Claim” shall have the meaning assigned thereto in Section 11.6.

“Indemnified Party” shall have the meaning assigned thereto in Section 11.6.

“Indemnifying Party” shall have the meaning assigned thereto in Section 11.6.

“Independent Consideration” shall have the meaning assigned thereto in Section 2.3(b).

“Intangible Property” shall have the meaning assigned thereto in Section 2.1(b)(xiii).

“Inventories” shall have the meaning assigned thereto in Section 2.1(b)(xi).

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 14.4(c).

“Land” shall have the meaning assigned thereto in “Background” paragraph A and shall include all of Seller’s right, title and interest in and to all easements or licenses benefitting the Land; all streets alleys and rights of way, open or proposed in front of or adjoining or servicing all or any part of the Land; all strips and gores in front of or adjoining all or any part of the Land; all assignable development rights, air rights, wind rights, , riparian rights, and water stockrelating to the Land; all, easements, , tenements and hereditaments appurtenant to the Land or used in connection with the beneficial use and enjoyment of the Land or the Improvements or in any way appertaining to the Land or Improvements or otherwise.

“Leases” shall mean collectively, all Equipment Leases and all Space Leases.

“Legal Action” shall have the meaning assigned thereto in Section 11.6.

“Licenses and Permits” shall have the meaning assigned thereto in Section 2.1(b)(iii).

“Liquor Licenses” shall have the meaning assigned thereto in Section 14.23.

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Management Agreement” shall mean the Hotel Management Agreement and the Golf Course Management Agreement, collectively or individually whenever the context so requires.

“Manager” shall mean the Hotel Manager and the Golf Course Manager, collectively or individually whenever the context so requires.

“Marriott Consent” shall have the meaning assigned thereto in Section 4.5(a).

“Marriott PSA” means collectively, that certain (i) Amended and Restated Purchase and Sale Agreement dated as of February 28, 2006 and made effective as of August 12, 2005, entered into by Marriott International, Inc., as purchaser thereunder, and Forestar (USA) Real Estate Group Inc., as seller thereunder, (ii) First Amendment to Amended and Restated Purchase and Sale Agreement dated April 28, 2006, (iii) Second Amendment to Amended and Restated Purchase and Sale Agreement dated May 15, 2006, (iv) Third Amendment to Amended and Restated Purchase and Sale Agreement dated May 22, 2006, (v) Fourth Amendment to Amended and Restated Purchase and Sale Agreement dated May 30, 2006, (vi) Fifth Amendment to Amended and Restated Purchase and Sale Agreement dated June 13, 2007, (vii) as assigned in part to SA Real Estate, LLLP by Marriott International, Inc. pursuant to that certain Assignment and Assumption of Resort Property Rights and Obligations dated June 13, 2007 and (viii) as assigned in part to Operating Seller pursuant to that certain Assignment and Assumption of Golf Facilities Management Agreement and TPC License Agreement dated August 28, 2018.

“Material Casualty” shall have the meaning assigned thereto in Section 9.2(b).

“Material Condemnation” shall have the meaning assigned thereto in Section 9.2(b).

“Material Operating Contracts” shall mean all Operating Contracts that (i) require the payment by, or on behalf of, Seller of more than $150,000.00 with respect to the Property in any calendar year and (ii) are not terminable as of right and without cause on thirty (30) days’ or less notice without cost or penalty.

“New Lease” shall have the meaning assigned thereto in Section 3.4(d).

“New Survey” shall mean that certain survey described on Schedule A-2 attached hereto.

“Notice Date” shall have the meaning assigned thereto in Section 11.6.

“Operating Accounts” means any operating account, working capital account or other account maintained in connection with the operation of the Hotel.

“Operating Contracts” shall mean all maintenance, service and supply contracts, management agreements, credit card service agreements, booking and reservation agreements, and all other contracts and agreements in connection with the operation of the Property, in each case to which Seller or Manager, as agent for the Seller, is a party, but specifically excluding Bookings, Bookings Deposits, contracts that pertain to the operation of the Property and also pertain to the operation of another property, the Management Agreement, the Equipment Leases, the Space Leases, the Licenses and Permits and any written agreement or contract related to any existing financing encumbering any of the Property, or any agreements or contracts that constitute Excluded Property.

“Operating Lease” shall mean that certain Lease Agreement dated as of August 28, 2018, by and between BREIT JWM San Antonio LP, as landlord, and BREIT JWM San Antonio TRS LLC, as tenant.

“Operating Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Operating Standards” shall have the meaning assigned thereto in Section 3.4(b).

“Operational Taxes” shall have the meaning assigned thereto in Section 10.1(b)(ii).

“Outside Closing Date” shall mean August 15, 2023.

“Permitted Exceptions” shall mean (i) the matters set forth in Schedules A and B of the Title Commitment (other than the Title Objection Matters) and on the New Survey or any matters disclosed on any updated title reports or updates to the New Survey (other than (A) those matters that have been timely objected to by Buyer pursuant to an Updated Title Commitment Objection Notice issued pursuant to Section 8.2(b), unless such matters are deemed to be Permitted Exceptions pursuant to Section 8.2(b), (B) the Post Effective Date Monetary Encumbrances and the Post Effective Date Seller Encumbrances, none of which shall be Permitted Exceptions and (C) with respect to an update of the New Survey, any additional state of facts described in subsection (v) below), (ii) the transferable Licenses and Permits, (iii) liens for real estate taxes and assessments which are not yet delinquent, (iv) standard exceptions and provisions contained in the form of owner’s title policy, (v) any additional state of facts which an update of the New Survey would disclose provided that any such additional state of facts do not have a material adverse effect on the use or operation of, or access to, the Property, (vi) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (vii) intentionally omitted, (viii) assessments and other charges in connection with water and sewer utilities, electricity, telephone, cable, television, or gas due after the Cut-Off Time including service, installation, connection or maintenance charges, (ix) any title exception which (a) is approved, waived or deemed approved or waived by Buyer pursuant to Section 8.3(b), (b) any title exception for which Buyer has failed to timely deliver an Updated Title Commitment Objection Notice in accordance with the terms of Section 8.2(b), and/or (c) is created in accordance with the provisions of this Agreement, (x) rights of tenants as tenants only, under the Space Leases without rights to purchase the Property, (xi) such other exceptions as the Title Company shall commit to insure over or against without any additional cost or liability to Buyer, whether such insurance is made available in consideration of payment, bonding or indemnity of Seller or otherwise, or made pursuant to an endorsement to the Title Policy, provided any such affirmative insurance coverage and endorsement shall be subject to the reasonable approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed) and (xii) any liens or encumbrances resulting from the acts of Buyer or Buyer’s vendors, or otherwise approved in writing by Buyer, and (xiii) any other restrictions, easements, encumbrances, and other exceptions encumbering the Property that do not individually or in the aggregate have a material adverse effect on the Property.

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Post Effective Date Monetary Encumbrance” shall have the meaning assigned thereto in Section 8.3(c).

“Post Effective Date Seller Encumbrance” shall have the meaning assigned thereto in Section 8.3(a).

“Preliminary Closing Statement” shall have the meaning assigned thereto in Section 10.1.

“Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Property and Equipment” shall have the meaning assigned thereto in Section 2.1(b)(x).

“Property Operating Prorations” shall have the meaning assigned thereto in Section 10.1(a).

“Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).

“Reconciliation Date” shall have the meaning assigned thereto in Section 10.3.

“Releasees” shall have the meaning assigned thereto in Section 7.3.

“Reporting Person” shall have the meaning assigned thereto in Section 14.4(c).

“Requested Estoppel” shall have the meaning assigned thereto in Section 3.4(e).

“Required Estoppel” shall mean an estoppel in substantially the same form and substance as the estoppels attached hereto as Exhibit J from each Required Estoppel Party .

“Required Estoppel Party” shall mean each of Golf Course Manager, and TPC License Company, LLC, a Florida limited liability company.

“Resort Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Retail Merchandise” shall have the meaning assigned thereto in Section 2.1(b)(xii).

“Retained Accounts Receivable” shall have the meaning assigned thereto in Section 10.2(b)(i).

“Security Deposit Schedule” shall have the meaning assigned thereto in Section 3.2(c).

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller Estoppels” shall have the meaning assigned thereto in Section 3.4(e).

“Seller Fundamental Representation” shall have the meaning assigned thereto in Section 3.1.

“Seller Guarantor” shall have the meaning assigned thereto in Section 11.1.

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.

“Seller’s Knowledge” shall have the meaning assigned thereto in Schedule 1.

“Seller Title Termination Notice” shall have the meaning assigned thereto in Section 8.3(b).

“Seller Verification Notices” shall have the meaning assigned thereto in Section 14.28.

“Seller Waived Breach” shall have the meaning assigned thereto in Section 11.3.

“Spa” shall mean the spa facility commonly known as the Lantana Spa.

“Space Leases” shall have the meaning assigned thereto in Section 3.2(c).

“Survival Period” shall have the meaning assigned thereto in Section 11.4.

“Tax Compliance Certificate” shall have the meaning assigned thereto in Section 10.1(b)(iii).

“Tenant” shall mean a tenant under a Space Lease.

“Tenant Notices” shall have the meaning assigned thereto in Section 6.1(f).

“Title Affidavit” shall have the meaning assigned thereto in Section 8.4.

“Title Commitment” shall mean that certain title report for the Property issued by Title Company, described on Schedule A-2 attached hereto.

“Title Company” shall mean (i) Fidelity National Title Insurance Company (through Lexington Land Services of TX, LLC, as agent), (ii) Chicago Title Insurance Company, and (iii) First American Title Insurance Company.

“Title Objection Matters” means the title matters in the Title Commitment on Schedule 1.1 attached hereto which Buyer has objected to, none of which shall be Permitted Exceptions.

“Title Policy” shall mean a TLTA owner’s title insurance policy without endorsements (unless otherwise provided in this Agreement) issued by Title Company insuring Buyer’s fee simple title to the Property in an amount equal to the Purchase Price, subject only to the Permitted Exceptions. Buyer shall have the right to obtain co-insurance from Chicago Title Insurance Company and First American Title Insurance Company for portions of the insured amount under the Title Policy from one or more national title insurance companies selected by Buyer and for such co-insurance amounts as reasonably required by Buyer; provided that any co-insurance obtained from First American Title Insurance Company shall not exceed 20% of the insured amount under the Title Policy.

“TPC License Agreement” means that certain Amended and Restated TPC License Agreement dated June 13, 2007, by and between TPC License Company, LLC, a Florida limited liability company, as licensor, and Marriott International, Inc., a Delaware corporation, as licensee, as assigned by Marriott International, Inc., a Delaware corporation, Marriott International Design and Construction Services, Inc., a Delaware corporation and Marriott International Administrative Services, Inc., a Delaware corporation, collectively as assignor, to SA Real Estate, LLLP, a Delaware limited liability limited partnership, as assignee, dated June 13, 2007, as assigned pursuant to that certain Assignment and Assumption of Amended and Restated Golf Facilities Management Agreement and Amended and Restated TPC License Agreement, dated June 13, 2007, by SA Real Estate, LLLP, a Delaware limited liability limited partnership to SA Resort, LLLP, a Delaware limited liability limited partnership, as amended by that certain First Amendment to Amended and Restated TPC License Agreement effective as of April 1, 2011, and as further assigned by SA Real Estate, LLLP, a Delaware limited liability limited partnership and SA Resort, LLLP, a Delaware limited liability limited partnership to Operating Seller pursuant to that certain Assignment and Assumption of Golf Facilities Management Agreement and TPC License Agreement dated August 28, 2018.

“Trade Payables” shall have the meaning assigned thereto in Section 10.1(l).

“Uniform System of Accounts” shall have the meaning assigned thereto in Section 2.1(b)(x).

“Updated Title Commitment” shall have the meaning assigned thereto in Section 8.2(b).

“Updated Title Commitment Objection Notice” shall have the meaning assigned thereto in Section 8.2(b).

“WARN Act” shall mean the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., and any similar state and local Applicable Law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Water Deed” shall have the meaning assigned thereto in Section 6.2(b).

“Water Permits” means the Edwards Aquifer Authority Permits scheduled on Exhibit 1 to the Form of Water Deed attached hereto as Exhibit G, including all rights allowing for the possession, withdrawal, ownership or use of groundwater, which shall include all historic groundwater use rights relating to the permits and all interest and rights in the permits from which the scheduled permits were originally derived.

Article II

SALE, PURCHASE PRICE AND CLOSING

Section 2.1.     Sale of the Assets.

(a)          Sale on Closing Date. On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, Seller’s right, title and interest in the Assets.

(b)          Sale of Asset Related Property. The transfer of the Assets to Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, subject to Section 2.1(c), “Asset-Related Property” shall mean, with respect to the Property, all of Seller’s right, title and interest in and to the following:

(i)         to the extent they may be transferred under Applicable Law without consent, (1) all development rights, credits, reimbursements, refunds, water, water rights, wells and well rights relating to the Property; (2) all oil rights, gas rights, minerals, mineral rights, oil, gas, and other hydrocarbon substances in and under, or that may be produced from, the Property; and (3) all other rights, entitlements, privileges, appurtenances, hereditaments, permits, approvals, reversions, and remainders pertaining to Property or used in connection therewith;

(ii)        all furniture, furnishings, fixtures, golf carts, lifts, rugs, mats, carpeting, artwork, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, and all other equipment and other items of tangible personal property which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property and are used in connection with the operation of the Property, including any fixtures, trade fixtures, or other items of personal property purchased, but not installed, in connection with the ongoing or contemplated renovation of the Hotel or any portion of the Property (but not including items which are leased by Seller or owned or leased by tenants at the Property, suppliers or vendors, guests or customers of the Asset, or Manager) (the “FF&E”);

(iii)       to the extent they may be transferred under Applicable Law without consent, and the extent the same do not constitute real property under Applicable Law: (A) all other rights, benefits, licenses, interests, privileges, permits and authorizations benefiting the Land; and (B) all licenses (other than the Liquor Licenses), permits (including the Water Permits) and authorizations presently issued to and held by Seller in connection with the operation of all or any part of the Property as it is presently being operated (the “Licenses and Permits”);

(iv)       to the extent assignable without consent, all warranties and guarantees, if any, issued to Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;

(v)        all Operating Contracts together with all deposits held by Seller in connection with any such Operating Contract; provided, however, (1) with respect to any Operating Contract which Seller (as opposed to Manager on behalf of Seller) is a party to, if any such Operating Contract requires the consent of the vendor party (or other counterparty), Seller shall use commercially reasonable good faith efforts to obtain such consent as of the Closing (it being acknowledged and agreed that (x) Buyer shall have no obligation to assume any Operating Contract in which any such consent is required but has not been obtained by Seller as of the Closing and (y) Seller shall pay all termination and/or cancellation fees with respect to any such Operating Contract terminated by Seller in accordance with the terms of this subsection (v)(1)) and (2) with respect to any Operating Contract which Manager (on behalf of, or as the agent of, Seller) is a party to, if any such Operating Contract requires the consent of the vendor party (or other counterparty), Buyer shall use reasonable good faith efforts at its sole cost and expense to obtain such consent as of the Closing with Seller’s reasonable cooperation upon Buyer’s written request (it being acknowledged and agreed that Buyer shall assume all such Operating Contracts irrespective of whether any such consents have been obtained as of the Closing);

(vi)       all leases and purchase money security agreements (in each case, to which Seller is a party) for any equipment, machinery, furniture or other personal property located at the Property and used in the operation of the Property (the “Equipment Leases”), together with all deposits made thereunder; provided, however, (1) with respect to any Equipment Lease which Seller (as opposed to Manager on behalf of Seller) is a party to, if any such Equipment Lease requires the consent of the vendor party (or other counterparty), Seller shall use commercially reasonable good faith efforts to obtain such consent as of the Closing (it being acknowledged and agreed that (x) Buyer shall have no obligation to assume any Equipment Lease in which any such consent is required but has not been obtained by Seller as of the Closing and (y) Seller shall pay all termination and/or cancellation fees with respect to any such Equipment Lease terminated by Seller in accordance with the terms of this subsection (v)(1)) and (2) with respect to any Equipment Lease which Manager (on behalf of, or as the agent of, Seller) is a party to, if any such Equipment Lease requires the consent of the vendor party (or other counterparty), Buyer shall use reasonable good faith efforts at its sole cost and expense to obtain such consent as of the Closing with Seller’s reasonable cooperation upon Buyer’s written request (it being acknowledged and agreed that Buyer shall assume all such Equipment Leases irrespective of whether any such consents have been obtained as of the Closing);

(vii)      all Space Leases, together with, if any, all deposits and any other security made or delivered by any tenant thereunder;

(viii)     all bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Property, including the Hotel and the Golf Courses (including, without limitation, individual and group bookings and reservations, golf course tournaments or tee times, gift certificates, special promotions, pre-paid discounts, and similar programs or benefits related to Retail Merchandise or use of the Golf Courses and Clubhouse facilities) for dates from and after the Closing Date (the “Bookings”), together with all deposits held by Seller with respect thereto;

(ix)        all Assigned Accounts Receivable as set forth in Section 10.2(b)(i);

(x)         all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Property (including, without limitation, linen, china, glassware, tableware, uniforms and similar items, subject to such depletion prior to the Closing Date as shall occur in the ordinary course of business and consistent with the terms and conditions hereof) (the “Property and Equipment”);

(xi)        all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Property, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Property, or ordered for future use at the Property as of the Closing, but, subject to Section 10.1(f) and Section 10.1(g), expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “Inventories”);

(xii)       all merchandise located at the Property and held for sale to guests and customers of the Property, or ordered for future sale at the Property as of the Cut-Off Time, but not including any such merchandise owned by any Tenant at (or other licensee or occupant of) the Property or by the Manager (“Retail Merchandise”);

(xiii)      to the extent Seller’s rights and interests therein are assignable without consent, assignment fee or penalty, all names, tradenames, trademarks, service marks, logos, telephone and fax numbers, domain names, website names, and other similar proprietary rights and all registrations or applications for registration of such rights used by Seller in the operation of the Property (the “Intangible Property”); provided, however, Seller makes no representations or warranties with respect to its rights or interests in such Intangible Property; to the extent in Seller’s possession or control and assignable without consent, all surveys, architectural, engineering blueprints, and plans and specifications, if any, related to the Property, all current books and records (for the avoidance of doubt, excluding any personal information therein), if any, related exclusively to the Property, and any goodwill of Seller related exclusively to the Property; provided, however, that Seller may retain a copy of all books and records;

(xiv)     all vehicles owned by Seller and used at the Hotel (if any); provided that, notwithstanding anything herein to the contrary, within the thirty (30) day period following the Closing Date, Seller shall reasonably cooperate with Buyer to provide the necessary documentation to effectuate a transfer of title to any such vehicles to Buyer and Buyer shall be responsible for filing such documentation with the Bexar County Tax Assessor-Collector’s office;

(xv)       all Golf Event Contracts, together with all deposits made thereunder; and

(xvi)      all computer hardware, telecommunications and information technology systems solely located at the Property (including the Hotel), and all computer software used solely at the Property or in connection with the businesses operated at the Property (subject to the terms of the applicable license or management agreement and/or Manager’s and Manager’s Affiliates’ rights in and to the same), to the extent owned by Seller and to the extent the same are assignable or transferable without consent.

(c)          Excluded Property. Notwithstanding anything to the contrary in Sections 2.1(a) and (b), it is expressly agreed by the parties hereto that the property, assets, rights and interests set forth in this Section 2.1(c) are expressly excluded from the Assets to be sold to Buyer (collectively, the “Excluded Property”), all of which will be retained by Seller:

(i)         except for any deposits and pre-paid items included in Section 2.1(b) (including, without limitation, deposits for Bookings), all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership, operation or management of the Property (including, without limitation, any capital, FF&E or other reserves maintained by Seller or Manager pursuant to the Management Agreement, in connection with any financing or otherwise (other than amounts credited to Seller pursuant to Article X));

(ii)        any fixtures, personal property, equipment, artwork, trademarks or other intellectual property or other assets owned by (A) the lessor under any Equipment Leases or any Space Leases, (B) the supplier, vendor, licensor or other party under any other Operating Contracts or Licenses and Permits, (C) any Employees, (D)  Manager, (E) the tenant under any Space Lease or similar agreement, or (F) any guests or customers of the Property, including, without limitation, those items set forth on Schedule 2.1(c)(ii) attached hereto;

(iii)       any FF&E, Property and Equipment, Inventories, Retail Merchandise, or Intangible Property bearing the brand names or logos of the Manager;

(iv)       Retained Accounts Receivable and any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date (in the case of a casualty or condemnation, subject to the terms of Section 9.2(a));

(v)        any claims or proceedings arising out of or relating to claims of Seller against any former guests, tenants or other occupants of any portion of the Property arising prior to the Closing Date;

(vi)       the Hotel Operating Accounts and the Golf Course Operating Accounts;

(vii)      all refunds, and credits, claims, if any, with respect to taxes of any Seller or any Affiliate of any Seller and any refunds or rebates of taxes paid by Seller or any affiliate of any Seller other than with respect to real property taxes which are addressed in Section 10.1 hereof;

(viii)     any guest profiles, contact information, social media friends or followers, histories, preferences, and other information obtained in the ordinary course of business from guests of the Hotel during such guests’ stay at the Hotel, or during such guests’ use of the facilities associated with the Hotel or Golf Courses, or from person viewing or accessing the websites or social media accounts operated by or for the Hotel or Golf Courses, all of which are owned by the Managers and governed by the Management Agreements;

(ix)        any proprietary or confidential materials (including, without limitation, any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), the internal books and records of Seller, any software not used exclusively in the day-to-day operation of the Property, (including, without limitation, the names “Revantage”, “Blackstone”, “BREIT” and any derivations thereof), and any trademarks, service marks, trade names, brand marks, brand names, domain names, social media sites (such as Facebook or Twitter), trade dress or logos relating thereto, any Property guest personal information, any development bonds, letters of credit or other collateral held by or posed with any Governmental Authority or other third party with respect to any improvement, subdivision or development obligations concerning the Property or any other real property, insurance policies (subject to Section 9.2), claims or other rights against any present or prior partner, member, employee, agent, manager, officer or director of Seller or its direct or indirect partners, members, shareholders or affiliates, all contracts between Seller and any law firm, accounting firm, property manager, leasing agent, broker, engineers, surveyors, environmental consultants and other consultants or appraisers entered into prior to the Closing, organizational documents of Seller, any subsidiary of Seller or any other Affiliate of Seller, contracts for construction that is not ongoing as of the Effective Date or the Closing Date, and any other intellectual or intangible property that is not used in connection with the Assets.

(x)         The Operating Lease, which shall be terminated as to the Hotel as of the Closing Date.

Section 2.2.     Purchase Price.

(a)          Consideration. The consideration for the purchase of the Assets shall be Eight Hundred Million and no/100 Dollars ($800,000,000.00) (the “Purchase Price”). No later than 2:00 p.m. (Eastern Time) on the Closing Date, Buyer shall deposit with Escrow Agent by wire transfer of immediately available funds to such account or accounts that Seller shall designate to Buyer, an amount equal to (i) the Purchase Price (subject to adjustments and credits as described in Article X below), minus (ii) the Deposit.

(b)          No Adjustment. No adjustment shall be made to the Purchase Price except as expressly set forth in this Agreement.

(c)          Purchase Price Allocation. Seller and Buyer hereby agree that the Purchase Price shall be allocated among the real property and other tangible and intangible property comprising the Assets for U.S. federal, state and local tax purposes including, without limitation, documentary stamp tax, surtax, sales tax and other similar transfer taxes on the deed, if any, and for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law (the “Allocated Purchase Price”). Buyer and Seller shall (a) reasonably cooperate with the other party and use good faith efforts to finalize the Allocated Purchase Price in a manner consistent with Schedule A-3 as soon as practical after the date hereof, (b) cooperate in the filing of any forms (including IRS Form 8594 under Section 1060 of the Code) with respect to the Allocated Purchase Price, including any amendments to such forms required pursuant to this Agreement with respect to any adjustments to the Purchase Price, and (c) file all U.S. federal, state and local tax returns and related tax documents consistent with such allocations, as the same may be adjusted pursuant to the terms of Article X or any other provisions of this Agreement, and not take any position (whether in U.S. federal or state examinations, audits, tax returns or otherwise) inconsistent with such allocations unless otherwise required by Applicable Law. This Section 2.2(c) shall survive the Closing without limitation.

Section 2.3.     Deposit.

(a)          Deposit. On the Effective Date, Buyer shall deposit with Fidelity National Title Insurance Company, as escrow agent (in such capacity, “Escrow Agent”), Thirty Five Million and no/100 Dollars ($35,000,000.00) (such cash deposit, together with all accrued interest thereon, shall be referred to as the “Deposit”) in immediately available funds by wire transfer to such account as Escrow Agent shall designate to Buyer. Upon delivery of the Deposit by Buyer to Escrow Agent and upon delivery of a completed and executed W-9 Form, stating the Buyer’s taxpayer identification number at the time of the delivery of the Deposit, the Deposit will be deposited by Escrow Agent into an interest-bearing account acceptable to Buyer and Seller and shall be held in escrow in accordance with the provisions of Section 14.5. The cost of depositing the Deposit in the interest-bearing account shall be shared equally by Seller and Buyer. All interest earned on the Deposit while held by Escrow Agent shall be paid to the party to whom the Deposit is paid, except that if the Closing occurs, Buyer shall receive a credit for such interest in accordance with Section 2.2(a). The Deposit shall be non-refundable to Buyer, and fully earned by Seller, as of the date the Deposit is delivered to Escrow Agent and shall not be returned to Buyer for any reason except (i) in connection with a termination of the Agreement by Buyer as a result of a Seller default pursuant to Section 12.2(b) hereof, (ii) as expressly set forth in Section 8.3(b), (iii) pursuant to Section 9.2(b) or (iv) any other provision hereunder pursuant to which Buyer is entitled to receive the Deposit.

(b)          Independent Consideration. A portion of the amount deposited by Buyer pursuant to Section 2.3(a) in the amount of ONE HUNDRED DOLLARS ($100) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Buyer. Seller and Buyer hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Buyer’s right to have inspected the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing or the termination of this Agreement, notwithstanding anything to the contrary set forth in this Agreement, the Independent Consideration shall be paid to Seller.

Section 2.4.     The Closing.

(a)          Closing Date. The closing of the sale and purchase of the Assets (the “Closing”) shall take place on June 29, 2023 (such date, as the same may be adjourned by (i) Seller pursuant to Section 8.2(b), Section 8.3(b), Section 9.2(d), and Section 12.1(a) or (ii) by Buyer pursuant to the provisions below in this Section 2.4(a)) (the “Closing Date”), TIME BEING OF THE ESSENCE WITH RESPECT TO BUYER’S AND SELLER’S OBLIGATIONS TO CLOSE THE TRANSACTION CONTEMPLATED HEREUNDER ON THE CLOSING DATE IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, subject only to the rights to adjourn the Closing Date expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, Buyer shall have the one-time right to adjourn the Closing Date to a date not later than the Outside Closing Date by providing written notice to Seller given no later than three (3) Business Days prior to the then scheduled Closing Date and upon depositing with Escrow Agent an amount equal to Five Million and no/100 Dollars ($5,000,000.00) (the “Adjournment Deposit”) no later than one (1) Business Day prior to the then scheduled Closing Date.

(b)         Closing Time. The Closing shall be held on the Closing Date at 12:00 p.m. (Eastern Time) by “New York Style Closing” through Escrow Agent.

(c)         Closing Mechanics. Notwithstanding anything to the contrary set forth in this Agreement, there shall be no requirement that Seller or Buyer physically attend the Closing. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Formal tender of an executed deed or the Purchase Price is hereby waived.

Article III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Section 3.1.     General Seller Representations and Warranties. Each of Resort Seller and Operating Seller represents and warrants to Buyer as to itself as follows (each representation and warranty in this Section 3.1(a), (b) and (f) is hereinafter referred to as a “Seller Fundamental Representation” and collectively as the “Seller Fundamental Representations”):

(a)          Formation; Existence. Seller is a limited liability company or corporation (as applicable), duly formed, validly existing and in good standing under the laws of the State of Delaware, and authorized to transact business in the State of Texas.

(b)          Power and Authority. Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)          No Consents. Subject to obtaining the Applicable Consents, no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement by Seller or any of the transactions required or contemplated hereby, except in each case for any conflict or violation which will not materially adversely affect (A) Seller’s ability to consummate the transactions contemplated by this Agreement, (B) Seller’s ownership interest in the Assets, or (C) the operation of the Property.

(d)          No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Assets, will not, (i) conflict with or result in any violation of Seller’s organizational documents, (ii) subject to obtaining the Applicable Consents, conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller is a party in its individual capacity, or (iii) subject to obtaining the Applicable Consents, violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to Seller or its assets or properties, except in each case for any conflict or violation which will not materially adversely affect (A) Seller’s ability to consummate the transactions contemplated by this Agreement, (B) Seller’s ownership interest in the Assets, or (C) the operation of the Property.

(e)          Foreign Person. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code and the Treasury regulations issued thereunder.

(f)           Anti-Terrorism Laws.

(i)         None of Seller or, to Seller’s Knowledge, its Affiliates, is in violation of any Applicable Laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii)        None of Seller or, to Seller’s Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists of blocked persons maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii)       None of Seller or, to Seller’s Knowledge, its Affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv)       Seller understands and acknowledges that Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Buyer, for the purpose of: (A) carrying out due diligence as may be required by Applicable Law to establish Seller’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Seller.

(v)        Neither Seller, nor, to Seller’s Knowledge, any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any of the Anti-Money Laundering and Anti-Terrorism Laws or any other applicable ant-money laundering or anti-bribery Applicable Laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(vi)       Seller has not (i) filed any voluntary petition in bankruptcy (liquidation or reorganization), (ii) made a general assignment for the benefit of creditors, (iii) suffered the appointment of a receiver or trustee to take possession of all or substantially all of its assets, (iv) suffered the attachment or judicial seizure of all or substantially all of its assets, or (v) admitted in writing its inability to pay its debts as they come due. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or similar action or proceeding, whether voluntary or involuntary, are pending or, to Seller’s Knowledge, threatened in writing against Seller.

(vii)      Seller represents and warrants that it is not a “benefit plan investor” within the meaning of the Plan Asset Regulations.

Section 3.2.     Representations and Warranties of Seller as to the Assets. Subject to the information disclosed in the Asset File and Buyer’s Knowledge, Seller hereby represents and warrants to Buyer as follows with respect to the Assets:

(a)          Operating Contracts. To Seller’s Knowledge, (i) all Material Operating Contracts and Equipment Leases (and any amendments or modifications thereof) affecting the Property are set forth on Schedule 3.2(a)-1 and 3.2(a)-2, respectively, attached hereto and the same have not been modified or amended, except as shown in such documents and (ii) Seller has delivered (or made available in the Data Room) to Buyer true and complete copies of all such written Material Operating Contracts and Equipment Leases in the possession or control of Seller and/or the Manager. To Seller’s Knowledge, each Material Operating Contract and Equipment Lease is in full force and effect in accordance with its terms. To Seller’s Knowledge, Seller is not in monetary or material non-monetary default of any of its material obligations under any Material Operating Agreement. Seller has not received a written notice of any monetary or material non-monetary default, nor has Seller delivered any written notice of any monetary or material non-monetary default to any counterparty, under any Material Operating Agreement which has not been cured or which otherwise remains outstanding. To Seller’s Knowledge, the Operating Contracts made available to Buyer in the Data Room constitute all of the Operating Contracts delivered to Seller by Hotel Manager.

(b)         Employees.

(i)         Seller does not have any employees employed at the Property (excluding for purposes of this representation any common law principles of joint employment and only taking into account the actual employment of the employees at the Property and the Person acting as the employer of those employees for purposes of payroll and W-2 reporting).

(ii)        Neither Seller, nor to Seller’s Knowledge, Manager are parties to any collective bargaining agreement or other contract or agreement with any labor organization with respect to Employees. To Seller’s Knowledge, no labor organization currently is engaged in a campaign to organize any group of employees (including but not limited to the Employees) providing services at the Property and no question concerning representation currently is pending before the National Labor Relations Board with regard to any such persons.

(iii)       To Seller’s Knowledge, no charge or complaint, administrative, judicial or contractual, relating to payment of wages and hours, employment discrimination or other term or condition of employment is pending or threatened in writing against Seller or its Affiliates or Manager with regard to the Employees, before any federal, state, or local agency, court, or administrative or arbitral tribunal.

(c)          Space Leases. To Seller’s Knowledge, (i) Schedule 3.2(c) sets forth a correct and complete list of the space leases for the Property to which Seller is a party as of the Effective Date (the “Space Leases”), (ii) there are no leases, tenancies or occupancy agreements in effect for any portion of the Property other than the Space Leases, and (iii) Seller has delivered (or made available in the Data Room) to Buyer true and complete copies of all of the Space Leases and all amendments and modifications thereto. Seller has not assigned, mortgaged, pledged, or otherwise encumbered any of its rights or interests under any of the Space Leases other than pursuant to its existing loan documents. Except as set forth in Schedule 3.2(c), as of the Effective Date, to Seller’s Knowledge, (i) all such Space Leases are in full force and effect, (ii) Seller has not given or received any written notice of any material breach or default under any of the Space Leases that has not been cured, and (iii) Seller is not in default of any of its material obligations under any Space Lease. The Schedule of Security Deposits annexed hereto as Schedule 3.2(c)-1 (the “Security Deposit Schedule”) sets forth a list of the security deposits under the Space Leases being held by Seller which is true, correct and complete in all material respects.

(d)         Condemnation. Seller has not received written notice of any condemnation or similar proceedings affecting the Assets, and to Seller’s Knowledge, no such action has been threatened in writing.

(e)          Litigation. There are no actions, suits or proceedings filed and pending against Seller in any court or before or by an arbitration tribunal or regulatory commission, department or agency and which, if determined adversely to Seller, would materially and adversely affect the ability of Seller to perform its obligations hereunder including, without limitation, Seller’s ability to convey the Property in accordance with the terms hereof. To Seller’s Knowledge, except as disclosed in Schedule 3.2(e) attached hereto, as of the Effective Date, there are no actions, suits or proceedings filed and pending against or affecting the Assets in any court or before or by an arbitration tribunal or regulatory commission, department or agency which are not covered by insurance and which, if determined adversely to Seller, would materially and adversely affect the Property, and to Seller’s Knowledge, no such actions, suits or proceedings have been threatened in writing.

(f)           Environmental Matters. To Seller’s Knowledge, as of the Effective Date, Seller has not received any written notice from any governmental or regulatory authority of any violation of applicable Environmental Laws with respect to the Property, which has not been corrected. For the purposes of this section, “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations and rules in effect on the date of this Agreement relating to the protection of the environment or to the use, transportation, disposal, emission, discharge, release or threatened release of Hazardous Materials (including, without limitation, into the ambient air, surface water, ground water, land or soil).

(g)          Management Agreements. (i) Seller has delivered (or made available in the Data Room) to Buyer a true and complete copy of each Management Agreement and (ii) no Management Agreement has been amended or modified except as set forth in the definition thereof. As of the Effective Date, Seller has not received or delivered any default notices under any Management Agreement that have not been cured or rescinded, and, to Seller’s Knowledge, no material breach or default has occurred under any Management Agreement that has not been cured. To Seller’s Knowledge, each Management Agreement is in full force and effect in accordance with its terms and, to Seller’s Knowledge, Seller is not in monetary or material non-monetary default of any of its material obligations under any Management Agreement. To Seller’s Knowledge, (x) Seller has delivered (or made available in the Data Room) to Buyer a true and complete copy of each of the Golf Agreements and (y) no Golf Agreement has been amended or modified except as set forth in the definition thereof. The Paid CVPC Value Project Amount (as defined in the CPVC Letter) was deposited into the Hotel FF&E Reserve in connection with Seller’s acquisition of the Property in 2018.

(h)          Water Permits. Seller has not received written notice of any material violations of federal, state, or local laws, rules, and regulations applicable to the Water Permits or Water Deed which have not otherwise been cured or waived. Except as provided in Schedule 3.2(h), to Seller’s Knowledge, there are no material defaults or breaches under the Water Permits or Water Deed that have not been otherwise cured or waived. To Seller’s Knowledge, Seller has not received written notice of pending or threatened condemnation proceedings affecting the Water Permits or Water Deed.

(i)           Financial Reports. Seller has furnished Buyer with the actual true, correct and complete copies of the unaudited Hotel financial reports and Golf Course financial reports provided by the Managers to Seller as set forth in Schedule 3.2(i) (collectively, the “Annual Financial Reports”). To Seller’s Knowledge, the Financial Reports are materially correct in accordance with GAAP.

(j)           Tax Certiorari. Except as set forth on Schedule 3.2(j) attached hereto, there are no tax certiorari proceedings pending with respect to the Property.

(k)          Licenses and Permits. Except as provided in Schedule 3.2(k), to Seller’s Knowledge, there is no material noncompliance by Seller thereunder that will have a material adverse effect on the Assets that remains uncured. To Seller’s Knowledge, Seller has not received written notice of any intention on the part of the issuing Governmental Authority to cancel, suspend or modify any of the Licenses and Permits or to take any action or institute any proceeding to effect such cancellation, suspension or modification.

(l)           Violations. To Seller’s Knowledge, Seller has not received written notice from any Governmental Authority of any material violation of Applicable Law that will have a material adverse effect on the Assets that remains uncured.

(m)         Title to Personal Property. Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in the FF&E, other than in connection with Seller’s existing financing of the Hotel (which shall be paid in full out of Seller’s proceeds at the Closing) and Equipment Leases. Seller has good and valid title to all FF&E and has the right to convey the same in accordance with the terms of this Agreement, and the FF&E shall be free and clear of all liens and encumbrances as of the Closing other than Permitted Exceptions.

(n)          Zoning. To Seller’s Knowledge, Seller has received no written notice of any proceeding or threatened action or proceeding from any Governmental Authority, which would reasonably be expected to result in a modification or termination of the present zoning of the Property or that would reasonably be expected to prohibit the current use of the Property.

Section 3.3.     Amendments to Schedules and Limitations on Representations and Warranties of Seller.

(a)          Amendments to Schedules. Except for the Seller Fundamental Representations, Seller shall have the right to amend the representations, warranties and schedules to this Agreement from time to time prior to the Closing for the purposes of determining whether the condition precedent to Buyer’s obligation to purchase and pay for the Assets on the Closing Date set forth in Section 5.2(a) has been satisfied only with respect to, and to reflect, a change in facts or circumstances which occurs after the date hereof and which is not the result of a default or breach by Seller of any of its obligations under this Agreement (and provided that any such amended representation, warranty and schedule shall not have a material adverse effect on (i) the ability of the Seller to convey the Property to Buyer in accordance with the terms hereof or (ii) the use of the Property for its current use), by providing a written copy of such amendment to Buyer. Notwithstanding the foregoing and anything to the contrary contained herein, in the event prior to the Closing Buyer has Buyer’s Knowledge of a breach by Seller of any of Seller’s representations and warranties under this Agreement (whether such breach is the result of the bringdown of Seller’s representations or warranties at the Closing or otherwise) and Buyer elects to close hereunder notwithstanding such breach by Seller, then Buyer shall be deemed to have waived any and all claims against Seller with respect to such breach which Buyer may have under Section 11.1 hereof.

(b)          Limitations on Representations and Warranties of Seller. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no liability, and Buyer shall make no claim against Seller, for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Seller under this Agreement or any amendment or supplement described in Section 3.3 or any document executed by Seller in connection with this Agreement (including for this purpose any matter that would have constituted a breach of Seller’s representations and warranties had they been made on the Closing Date) if the failure or breach in question constitutes or results from a condition, fact or other matter that was known to Buyer (i.e., within Buyer’s Knowledge) prior to Closing and Buyer proceeds with the Closing. Further, notwithstanding anything to the contrary set forth in this Agreement, if the representations and warranties contained herein relating to the Space Leases, the Equipment Leases and the Operating Contracts set forth in Section 3.2 and the status of the Tenants and contract parties thereunder were true and correct in all material respects as of the Effective Date, no change in circumstances or status of the tenants or contract parties (e.g., defaults by such parties (but not by Seller), bankruptcies or other adverse matters relating to such tenant or contract party, or a party’s exercise following the Effective Date of any contractual termination rights without Seller’s consent) occurring after the Effective Date (“Counterparty Defaults”) shall permit Buyer to terminate this Agreement or constitute grounds for Buyer’s failure to close or for Buyer to make a claim against Seller.

Section 3.4.     Covenants of Seller Prior to Closing. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall (or shall cause Seller’s agents to), at Seller’s sole cost and expense:

(a)          Insurance. Keep the Property insured against fire and other hazards in such amounts and under such terms as Seller deems advisable consistent with past practices and in any event in such amounts and on such terms which are substantially consistent with Seller’s insurance which is in place as of the Effective Date.

(b)          Conduct of Business, Maintenance and Operation of Property. Use commercially reasonable efforts to operate and maintain, or cause Manager to operate and maintain, the Property in a prudent manner and in accordance with the operating standards of a hotel and resort of the type and nature similar to the Hotel and the other assets substantially consistent with the current operation and maintenance of the Property (the “Operating Standards”), subject in all instances to Seller’s and Manager’s right to take any action (or omit to take any action), as Seller or Manager determines in its reasonable discretion: (i) necessary to comply with Applicable Law or the written request of any Governmental Authority; (ii) on account of the health and welfare of Property guests, Employees or the general public (including, without limitation, actions taken by Seller in connection with COVID-19 or other pandemic), as determined by Seller or Manager in its reasonable discretion; or (iii) to operate the Hotel with increased or reduced staffing, increased or reduced services/amenities or increased or reduced room availability. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, the foregoing sentence, neither Seller nor Manager shall be required to (i) cure, remove or close out any violations, (ii) make any capital improvements, replacements or repairs to the Property, or (iii) maintain (A) profitability, (B) revenue per available room, (C) occupancy levels, (D) staffing (subject to the Operating Standards), (E) availability of guest rooms (subject to the Operating Standards), and (F) availability of services/amenities (subject to the Operating Standards). Notwithstanding anything stated herein to the contrary, from the date of this Agreement until the Closing Date, to the extent Seller receives a written notice from Manager requesting Seller’s consent to the same, unless required by operation of law, Seller shall not, and shall not permit Manager to, without the explicit prior written consent of the Buyer, (i) enter into any (or amend any existing) collective bargaining agreement or other labor agreement with any labor organization with respect to the Employees, (ii) enter into a (or amend or modify any existing) card-check recognition agreement, neutrality agreement or labor agreement of any kind if any provision thereof binds or obligates Buyer, or any of its Affiliates, with respect to the Employees, or (iii) increase the number of Employees, or make any material changes in the compensation paid to any Employees without Buyer’s prior written consent, except as otherwise permitted under this Section 3.4(b).

(c)          New Operating Contracts. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, not enter into any third party contracts or agreements, or renew, amend or supplement any third party contracts or agreements; provided that Seller may enter into or renew third party contracts or agreements, or amend or supplement such third party contracts or agreements, without Buyer’s consent (but upon prior written notice to Buyer and provided any such contract or agreement is on market terms with qualified third parties and is consistent with the Operating Standards) if (i) such contract or agreement is necessary as a result of an emergency at the Property or (ii) such contract or agreement is not a Material Operating Contract. If Seller enters into or renews any third party contracts or agreements, or amends or supplements any third party contracts or agreements after the date of this Agreement, then Seller shall promptly provide written notice and a copy thereof to Buyer and unless the same required Buyer’s approval pursuant to this paragraph and such approval was not obtained, Buyer shall assume such contract at the Closing (provided that the contract or agreement complies with the terms of this subsection (c)) and the schedule of contracts attached to the Assignment of Contracts and Leases shall be so modified, and such contract shall be deemed added to Schedule 3.2(a)-1 and Schedule 3.2(a)-2 attached hereto and such schedules shall be deemed amended at the Closing to include such contracts. If a new contract or agreement, or a renewal, amendment or supplement to an existing contract or agreement, requires Buyer’s approval or Seller otherwise requests Buyer’s approval and Buyer does not object within five (5) Business Days after receipt of a copy of such contract or agreement (or renewal, amendment or supplement thereof), then Buyer shall be deemed to have approved the same. Seller shall not (1) terminate, amend or modify any Management Agreement or any Material Operating Agreement, or (2) provide its consent or approval to any matter under a Management Agreement or Material Operating Agreement which requires the consent or approval of Seller thereunder, in each case without the prior written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to have been given if Buyer does not object within five (5) Business Days after receipt of written notice from Seller with respect to the same.

(d)         New Space Leases. Without the prior written consent of Buyer, which consent may be given or withheld in Buyer’s sole discretion, not (i) execute any new Space Lease, (ii) amend, supplement, terminate, accept the surrender of, or otherwise modify any existing Space Lease, (iii) approve any assignment or sublease of any existing Space Lease; provided that, Seller shall be permitted to renew Space Leases with any current tenant so long as such renewal is either pursuant to a right exercised by the tenant which is expressly set forth in the applicable Space Lease, (iv) collect any rent more than thirty (30) days in advance of when same is due or (v) apply any security deposit held under any Lease except pursuant to the terms of such Lease. If Seller enters into any new Space Lease, or renews any existing Space Lease (each such new Space Lease or renewal, a “New Lease”) with the approval of Buyer, then each such New Lease shall be included in the definition of “Space Leases” herein and added to Schedule 3.2(c), and shall be assigned to and assumed by Buyer at the Closing in accordance with this Agreement. If Buyer does not reject or approve a New Lease, license, occupancy agreement, renewal or a Space Lease amendment within six (6) Business Days after receipt of Seller’s request for approval, then Buyer shall be deemed to have approved such New Lease, license, occupancy agreement, renewal or Space Lease amendment. Notwithstanding the foregoing, Seller is authorized to accept the termination of Space Leases at the end of their existing terms or amendments memorializing extensions of any Space Leases as required thereunder.

(e)          Estoppels.

(i)           Seller shall use commercially reasonable efforts to obtain an estoppel certificate executed with respect to those agreements set forth on Schedule 3.4(e) (each a “Requested Estoppel”), which estoppel certificate shall be in form and substance acceptable to Buyer, acting reasonably. The receipt of any Requested Estoppel shall not be a condition to Buyer’s obligation to consummate the Closing, and the non-receipt of any Requested Estoppel or any matter raised in any Requested Estoppel shall not constitute grounds to refuse to consummate the Closing. Seller’s failure to deliver any Requested Estoppel shall not constitute a default by Seller.

(ii)         Seller shall use commercially reasonable efforts to obtain a Required Estoppel from each of the Required Estoppel Parties; provided that (x) Seller shall have no obligation to (a) incur any material cost or liability in connection with obtaining same, (b) make any payments or to grant any concessions under the agreements to which such Required Estoppel relates, (c) declare any Required Estoppel Party in default under such applicable agreement or (d) initiate any proceedings thereunder or with respect thereto and (y) if a Required Estoppel Party is required or permitted under the terms of the applicable agreement to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit J, then Buyer shall accept any modifications made to such form of Required Estoppel to the extent that such modifications to the form are consistent with the minimum requirements set forth in the applicable agreement (it being understood by Buyer that a Required Estoppel Party shall not be required to make any certifications not specifically enumerated in the applicable agreement even if the Required Estoppel Party is required to certify to any additional items “reasonably requested”); provided further that if Seller is unable to obtain either Required Estoppel as of the Closing Date to satisfy such condition, then Seller shall deliver certificates executed by Seller in the form attached as Exhibit I hereto (the “Seller Estoppels”). Any such Seller Estoppel shall be dated as of the Closing Date and shall be subject to the limitations set forth in Section 11.1, Section 11.3 (provided that the Cap Limitation with respect to the Seller Estoppels shall be deemed to be Two Million and No/100 Dollars ($2,000,000.00)), Section 11.5, Section 11.6 and Section 11.7. Seller shall be released from any liability with respect to any Seller Estoppel upon the earlier of (i) termination of this Agreement, (ii) one (1) year from the Closing Date, and (iii) the delivery to Buyer of a Required Estoppel from such Required Estoppel Party for which Seller has delivered such Seller Estoppel. Seller’s failure to deliver any Required Estoppel shall not constitute a default by Seller.

(f)          Excluded Property. Nothing in this Section 3.4 shall restrict Seller’s rights with respect to any Excluded Property or give Buyer any approval, consent or other rights with respect thereto.

(g)         Sales and Mortgages. Not sell, mortgage, pledge, hypothecate, or otherwise transfer or dispose of all or any part of the Property or any interest therein, nor enter into any agreement or commitment to do any of the foregoing (nor consent to, solicit or negotiate any of the foregoing), at any time after the date hereof and prior to the Closing Date.

(h)         Governmental Authorities. Not enter into any new written agreements with any Governmental Authority affecting all or any portion of the Property without first obtaining Buyer’s prior written consent (which consent may be given or withheld in Buyer’s sole discretion).

(i)           Licenses and Permits. Not amend, modify, terminate or rescind any material Licenses and Permits or the Liquor License.

(j)           Notices. Deliver to Buyer upon Seller’s receipt thereof following the Effective Date copies of all written notices of (i) judgments, claims and litigation materially affecting Seller or any part of the Property, (ii) default under or relating to any Management Agreement, Space Lease, Material Operating Contract and/or Golf Agreement and (iii) material communications to and from any Governmental Authority materially affecting any part of the Property.

(k)          Zoning. Not change, amend or modify (or consent to any change, amendment or modification in) any zoning, land use or other governmental or quasi-governmental entitlements associated with or affecting the Assets, or, except in the ordinary course of Seller’s business, apply for or allow to be approved or issued any special use permit or variance in connection with any of the Assets, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion.

(l)           Intentionally Omitted.

(m)         Golf Agreements. Not change, amend or modify, alter or cancel the Golf Agreements, in each case without the prior written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to have been given if Buyer does not object within five (5) Business Days after receipt of written notice from Seller with respect to the same.

(n)         Compliance. Use commercially reasonable efforts to comply in all material respects with Seller’s obligations under each of the Management Agreements and Golf Agreements.

(o)         Managed Property. Notwithstanding anything to the contrary contained in this Agreement, (A) Buyer acknowledges that Seller’s control over the covenants contained in this Agreement (other than the covenant contained in Section 3.4(g)) may be limited by the terms of the Management Agreement and are subject to the Manager’s rights to take actions without the consent or approval of Seller and (B) to the extent any action is taken by Manager and a Seller’s approval is not required under the Management Agreement, in no event shall any such action or inaction be a breach or a default of this Section 3.4 and Buyer’s consent shall in no event be required for such action or inaction. Notwithstanding the foregoing, (i) Seller shall request Manager not to take any action that Seller would not otherwise be permitted to take under this Section 3.4 in the absence of this paragraph, (ii) Seller shall not approve any request or action by Manager for which Buyer’s approval is required hereunder or which otherwise Seller is not permitted to take hereunder and (iii) Seller shall keep Buyer promptly and reasonably apprised of any action taken by Manager which Seller is not permitted to take under this Section 3.4. For the avoidance of doubt, Manager’s failure to comply with such instruction shall not constitute a default by Seller or entitle Buyer to terminate this Agreement or delay Closing.

(p)         Employment Matters. Within three (3) business of Buyer’s written request, Seller shall request that Hotel Manager deliver to Buyer (i) a list of all of the Employees as of the Effective Date, including, as to each such employee, job title/position, date of hire, salary (or other compensation measure), any accrued vacation or sick pay, status as exempt or non-exempt, and status as active or on leave and, if on leave, the date such leave commenced and is anticipated to end, (ii) copies of any employment agreements with any Employees, and (iii) a list of third party providers regularly providing services to and employing employees at the Hotel; provided, however, receipt of the foregoing shall not be a condition to Buyer’s obligation to consummate the Closing nor shall any matter raised in therein constitute grounds to refuse to consummate the Closing. Seller or Hotel Manager’s failure to deliver such list shall not constitute a default by Seller hereunder.

Article IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Section 4.1.     Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows (each representation and warranty in this Section 4.1(a), (b) and (f) is hereinafter referred to as a “Buyer Fundamental Representation” and collectively as the “Buyer Fundamental Representations”):

(a)          Formation and Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is, or will be as of the Closing Date, duly authorized to transact business in the State of Texas.

(b)         Power and Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Assets and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)          No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by Buyer or any of Buyer’s obligations in connection with the transactions required or contemplated hereby.

(d)         No Conflicts. The Buyer’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Assets, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)          Bankruptcy. Buyer is not a debtor under any bankruptcy proceedings, voluntary or involuntary, and has not made an assignment for the benefit of its creditors.

(f)          Anti-Money Laundering and Anti-Terrorism Laws.

(i)         Neither Buyer nor, to Buyer’s Knowledge, any of its Affiliates, is in violation of, has been charged with or is under indictment for the violation of, or has pled guilty to or been found guilty of the violation of, any Anti-Money Laundering and Anti-Terrorism Laws.

(ii)        None of Buyer or, to Buyer’s Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii)       None of Buyer or, to Buyer’s knowledge, its Affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv)       Buyer understands and acknowledges that Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Seller, for the purpose of: (A) carrying out due diligence as may be required by Applicable Law to establish Buyer’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Buyer.

(v)        Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any of the Anti-Money Laundering and Anti-Terrorism Laws or any other applicable anti-money laundering or anti-bribery Applicable Laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(vi)       Buyer is not engaging in the transactions contemplated hereunder, directly or indirectly, in violation of any Applicable Laws relating to drug trafficking, money laundering or predicate crimes to money laundering or drug trafficking. None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by Applicable Laws or that the transactions contemplated hereunder or this Agreement is or will be in violation of Applicable Laws. Buyer has implemented and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to and at the Closing.

(vii)      No natural person owns a twenty-five percent (25%) or greater interest in Buyer, directly or indirectly except as disclosed in Schedule 4.1(f)(vii).

(g)         ERISA. Buyer hereby represents and warrants to Seller that Buyer is not, and is not acting (directly or indirectly on behalf of), and no portion of the assets used to acquire the Assets will constitute the assets of, a “benefit plan investor” within the meaning of the U.S. Code of Federal Regulations, 29 C.F.R. section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”).

(h)         There is no material lawsuit, litigation, arbitration, mediation, action or proceeding against Buyer, pending or, to Buyer’s Knowledge, threatened against Buyer before any Governmental Authority, except for any lawsuit, litigation, arbitration, mediation, action or proceeding that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on any of Buyer’s ability to consummate the transactions contemplated by this Agreement.

(i)           Management Agreement Representations. Buyer (i) has received and reviewed a copy of the Management Agreement, (ii) has the sufficient financial resources and liquidity to fulfill Seller’s obligations under the Management Agreement, (iii) is not known in the community as being of bad moral character, (iv) has not been convicted of a felony in any state or federal court (and is not in control of or controlled by persons who have been convicted of felonies in any state or federal court), (v) is not engaged in the business of operating hotels or other lodging facilities in competition with Hotel Manager, Marriott International, Inc., or an affiliate of the foregoing, (vi) is not a person or entity identified by government or legal authority as a person with whom Manager or its affiliates are prohibited from transacting business, and (vii) knows no reason why it would not be approved by Manager pursuant to the terms and conditions of the Management Agreement.

Section 4.2.     Covenants of Buyer.

(a)          Licenses and Permits. Buyer shall use all commercially reasonable and good faith efforts to obtain any required transfer of Licenses and Permits (to the extent transferable) or to secure issuance of new licenses and permits. Buyer, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of such Licenses and Permits or issuance of new licenses and permits, as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller other than de minimis costs and expenses) to cooperate with Buyer to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Buyer (including, without limitation, signing (as the owner of the Property) any applications for permits reasonably requested by Buyer). Notwithstanding anything to the contrary in this Section 4.2(a), Buyer shall not post any notices at the Property or publish any notices required for the transfer of the Licenses or Permits or issuance of new licenses and permits without the prior written consent of Seller, which consent may not be unreasonably withheld. It shall not be a condition to the Closing hereunder that Buyer has obtained any transfer of Licenses or Permits or issuance of any new licenses or permits.

(b)          Contracts. Subject to the terms of Section 2.1(b)(v) hereof, Buyer shall assume as of the Closing all of the Operating Contracts (except for any agreements or contracts that constitute Excluded Property), and all of Seller’s rights, obligations and liabilities arising thereunder from and after the Closing Date.

Section 4.3.     Employee Matters.

(a)          Continuity of Employees. The parties intend that the transactions contemplated herein will not, by themselves, result in any interruption of or other material adverse impact on the employment of the Employees through the Closing, and Seller and Buyer will take all reasonable steps in furtherance thereof. It is agreed that prior to and through the Closing, Buyer shall take no action to cause Seller or Manager (or any of their respective Affiliates) to terminate the employment of any Employee, and neither Seller nor Manager (nor their Affiliates) shall be under any obligation to terminate the employment of any Employee prior to or on the Closing Date except as consistent with the terms of Section 3.4(b) hereof. To the extent required by the Management Agreement, Buyer shall be liable for any amounts to which any Employee becomes entitled under any severance policy, plan, agreement, arrangement or program which exists or arises, or may be deemed to exist or arise, accruing and arising on or after the Closing Date, whether under Applicable Law or otherwise and the employer’s share of any employment taxes related thereto (including, but not limited to social security, Medicare, unemployment or other similar taxes or similar obligations). Buyer acknowledges and agrees that the employment of those Employees employed as of immediately prior to the Closing pursuant to the Management Agreement shall remain in effect through the Closing under such terms and conditions set forth in the Management Agreement (as the same may be amended or replaced upon or after the Closing as agreed between Buyer and Manager). Buyer’s obligations with respect to the terms and conditions of employment on or after Closing shall be determined in accordance with the Management Agreement.

(b)         Seller Indemnity. Seller shall indemnify, defend and hold Buyer and Manager (and the other Buyer-Related Entities) harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including (x) costs of collection, attorney’s fees and other costs of defense and (y) the employer’s share of any employment taxes related to any such liabilities (including, but not limited to social security, Medicare, unemployment or other similar taxes or similar obligations)) arising out of or otherwise in respect of (i) the termination of any Employees prior to the Closing Date; (ii) a breach by Seller of the covenants set forth in Section 4.3(a); (iii) the failure of Seller or Manager to comply with its or their obligations (including, but not limited to, any statutory obligations) with respect to the Employees or obligations under WARN prior to the Closing Date; (iv) any claim made by any Employee for severance pay arising out of a termination of employment prior to the Closing Date; (vi) any claim made by any Employee in relation to any alleged discriminatory hiring or firing practices of Seller accruing or arising prior to the Closing Date; and (vii) any claim made by any Employee accruing prior to the Closing Date and relating to acts or omissions occurring solely prior to the Closing Date.

(c)          Buyer Indemnity. Buyer shall indemnify, defend and hold Seller and Manager (and the other Seller-Related Entities) harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including (x) costs of collection, attorney’s fees and other costs of defense and (y) the employer’s share of any employment taxes related to any such liabilities (including, but not limited to social security, Medicare, unemployment or other similar taxes or similar obligations) arising out of or otherwise in respect of (i) the termination of any Employees in violation of this Agreement on or after the Closing Date; (ii) failure of Buyer (or its manager) to continue the employment of any Employee employed as of the date immediately preceding the Closing Date on the same terms and conditions as said Employee enjoys on the day immediately preceding the Closing Date; (iii) a breach by Buyer of the covenants set forth in Section 4.3(a); (iv) the failure of Buyer to comply with its obligations (including, but not limited to, any statutory obligations) with respect to the Employees or obligations under Section 4.3(d); (v) any claim made by any Employee for severance pay accruing and arising on or after the Closing Date; (vi) any claim made by any Employee in relation to any alleged discriminatory hiring or firing practices of Buyer accruing and arising on or after the Closing Date; and (vii) any claim made by any Employee accruing and arising on or after the Closing Date.

(d)          WARN Act. Buyer (or its manager) shall not, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, or take any action that would trigger the requirements under the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee, without notifying Seller in advance and without complying with the notice requirements and other provisions of the WARN Act. In addition, Buyer shall provide a full defense to, and indemnify the Seller-Related Entities for any Losses which the Seller-Related Entities may incur in connection with any suit or claim of violation brought against or affecting any of the Seller-Related Entities under the WARN Act or any similar state law for any actions taken by Buyer (or its manager or any of its and its manager’s Affiliates) with regard to any site of employment, facility, operating unit or employee affected by this Agreement, including but not limited to liability under the WARN Act that arises in whole or in part as a result of any “employment loss”, as that term is defined in the WARN Act, which was caused or directed by Buyer or its manager or their Affiliates subsequent to the Closing Date.

(e)          No Third Party Beneficiaries. Nothing in this Section 4.3 shall create any third-party beneficiary rights for the benefit of any employees of the Property or Manager or its affiliates. Buyer and Seller acknowledge that all provisions contained in this Section 4.3 with respect to employees are included for the sole benefit of Buyer (and Buyer’s Affiliates, as applicable) and Seller (and Seller’s or Manager’s Affiliates, as applicable) and shall not be deemed to constitute an amendment to any employee benefit plan or create any right (i) in any other person, including any employees, former employees, or any beneficiary thereof or (ii) to employment or continued employment with Buyer or any of its Affiliates, managers or contractors following the Closing Date.

(f)         Survival. The provisions of Sections 4.3(a), (d) and (e) shall survive the Closing without limitation. The provisions of Section 4.3(b) and (c) shall survive for a period of two (2) years following the Closing.

Section 4.4.     Bookings. Buyer shall honor all existing Bookings and all other Bookings made in accordance with this Agreement for any period on or after the Closing Date. The provisions of this Section 4.4 shall survive the Closing without limitation.

Section 4.5.     Hotel Management Agreement.

(a)          Marriott Consent. Buyer and Seller shall enter into an assignment and assumption agreement with respect to the Hotel Management Agreement in a form acceptable to Hotel Manager pursuant to which Buyer assumes all of Seller’s obligations and liabilities under the Hotel Management Agreement as set forth in the assignment agreement attached hereto as Exhibit D (the “Assignment of Hotel Management Agreement”); provided, however, in the event Manager requires the execution of a new management agreement, the terms thereof shall be on such terms and conditions of the existing Hotel Management Agreement except that the Initial Term and Renewal Term(s) (as defined in the Hotel Management Agreement) of any such new agreement shall consist only of the balance of the Initial Term and Renewal Term(s) remaining under the Hotel Management Agreement at the time of execution of any such new management agreement) and Seller shall not be required to accept such revisions or other changes that would result in any obligation or liability of Seller (or any Seller-Related Entity) under the terms and conditions of the Assignment of Hotel Management Agreement or the Hotel Management Agreement whether arising or accruing before or after the Closing Date. Hotel Manager’s consent to the sale of the Property as contemplated under this Agreement, including to the parties execution of the Assignment of Hotel Management Agreement or the execution of a new management agreement as described above in this subsection (a), is collectively referred to as the “Marriott Consent”.

(b)         Cooperation. Seller and Buyer shall use commercially reasonable efforts to diligently pursue and negotiate in good faith the Marriott Consent and Seller and Buyer shall undertake all such acts as may be reasonably necessary to obtain the Marriott Consent by the Closing Date, in each case, at Buyer’s sole cost and expense. Seller and Buyer shall reasonably cooperate with each other’s efforts to obtain the Marriott Consent; provided that Seller shall not be required to incur any out-of-pocket costs (other than Seller’s own attorneys’ fees), liabilities or obligations in connection therewith or in connection with the Assignment of Hotel Management Agreements. As soon as reasonably practicable, but in any event no later than five (5) Business Days after the Effective Date, Buyer shall submit to Hotel Manager any information requested by Hotel Manager under Article 10 of the Hotel Management Agreement as a condition to receiving the Marriott Consent.

(c)          Notwithstanding anything to the contrary in this Agreement, in the event the Manager Consent is not obtained and Buyer and Seller do not enter into the Assignment of Hotel Management Agreements (with such reasonable changes are required by Hotel Manager as a condition to the grant of the Marriott Consent), in each case, prior to the Closing Date, either Buyer or Seller may elect to terminate this Agreement in accordance with the terms hereof and the Escrow Agent shall disburse one hundred percent (100%) of the Deposit to Seller, following which, neither Seller nor Buyer shall have any further obligations under this Agreement, except those which expressly survive such termination.

(d)          Replenishment of Working Capital. Buyer and Seller each covenant and agree that to the extent (i) the current level of Working Capital (as defined in the Hotel Management Agreement), (ii) the outstanding balance deposited in the FF&E Reserve (as defined in the Hotel Management Agreement), (iii) the outstanding balance in any of the Operating Accounts (as defined in the Hotel Management Agreement) maintained by Hotel Manager at the Hotel or (iv) the Owner’s Priority (as defined in the Hotel Management Agreement), in any of the foregoing cases, shall be reduced or is otherwise affected in connection with Closing and replenishment is required, Buyer shall replenish such deposits to the amounts that existed in each respective account immediately prior to Closing (other than as a result of Seller’s breach of this Agreement in which instance, Seller shall be obligated to replenish such amounts immediately prior to Closing). Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, reasonable attorney’s fees and other costs of defense) arising out of or otherwise in respect of a breach by Buyer of the covenants set forth in this subsection 4.5(d).

(e)          Indemnification. Buyer shall defend, indemnify, and hold Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including court costs and reasonable attorneys’ fees) that may at any time be incurred by Seller, or the Seller-Related Parties arising out of, by reason of, or in connection with any obligation of, or breach or default by, Buyer under the new management agreement. Seller shall defend, indemnify, and hold Buyer harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including court costs and reasonable attorneys’ fees) that may at any time be incurred by Buyer arising out of, by reason of, or in connection with any obligation of, or breach or default by Seller under the existing Hotel Management Agreement arising or accrued prior to the Closing.

(f)           Survival. The obligations of Buyer contained in this Section 4.5 shall survive the Closing or any termination of this Agreement without limitation.

Article V

CONDITIONS PRECEDENT TO CLOSING

Section 5.1.     Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transfer of the Assets to Buyer on the Closing Date is subject to the satisfaction (or waiver by Seller) as of the Closing Date of the following conditions:

(a)          Representations and Warranties. Each of the Buyer Fundamental Representations shall be true and correct in all respects as of the Effective Date and as of the Closing. Each of the other representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date).

(b)          Obligations and Covenants. Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c)          No Prohibition on Transfer. No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby.

(d)         Buyer Deliverables. Seller shall have received all of the documents required to be delivered by Buyer under Section 6.1 (or such documents shall have been delivered to Lexington Land Services of TX, LLC to be held in escrow and delivered to Seller at Closing).

(e)          Intentionally Omitted.

(f)          Marriott Consent. Hotel Manager shall have executed the Marriott Consent.

(g)         Purchase Price. Seller shall have received the Purchase Price in accordance with Section 2.2(a) and all other amounts due to Seller from Buyer hereunder (or such funds shall have been delivered to Escrow Agent to be held in escrow and delivered to Seller at Closing).

The conditions set forth in this Section 5.1 are solely for the benefit of Seller and may be waived only by Seller. At all times prior to the termination of this Agreement, Seller may waive any of these conditions on its sole discretion and proceed with the Closing, subject to the terms and conditions of this Agreement.

Section 5.2.     Conditions to Buyer’s Obligations. The obligation of Buyer to purchase and pay for the Assets and to close hereunder is subject to the satisfaction (or waiver in writing by Buyer) as of the Closing of the following conditions:

(a)          Representations and Warranties. Each of the Seller Fundamental Representations shall be true and correct in all respects as of the Effective Date and as of the Closing. Each of the other representations and warranties made by Seller in this Agreement (as the same may be amended or supplemented in accordance with Section 3.3(a)) shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date), excluding, however, any inaccuracies or changes in the representations and warranties made by Seller resulting (i) from any action, condition or matter that is expressly permitted by the terms of this Agreement or (ii) Counterparty Defaults. Notwithstanding anything to the contrary set forth herein, in the event that a material breach of a representation or warranty by Seller has occurred and to the extent that Seller and Buyer agree, in each Party’s sole and absolute discretion, that such breach is curable with the payment of monetary funds, Seller shall have the right (but not the obligation) to cure such misrepresentation or warranty by providing a full credit in favor of Buyer to the Purchase Price.

(b)          Obligations and Covenants. Subject to Section 4.5, Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

(c)          No Prohibition on Transfer. No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby.

(d)         Seller Deliverables. Subject to Section 4.5, Buyer shall have received all of the documents required to be delivered by Seller under Section 6.2 (or such documents shall have been delivered to Lexington Land Services of TX, LLC to be held in escrow and delivered to Buyer at Closing).

(e)          Title. Subject to the payment of the applicable premium payable by Buyer hereunder and satisfaction of the Title Company’s other Buyer-related conditions and requirements, the Title Company shall be unconditionally and irrevocably committed to issue the Title Policy to Buyer, insuring fee title to the Property subject to only the Permitted Exceptions.

(f)           Estoppels. Buyer shall have received either (i) a Required Estoppel from each Required Estoppel Party pursuant to the terms of Section 3.4(e), or (ii) in the event any Required Estoppel Party shall have failed to deliver a Required Estoppel, a Seller Estoppel in lieu thereof, executed and delivered by Seller pursuant to the terms of Section 3.4(e).

The conditions set forth in this Section 5.2 are solely for the benefit of Buyer and may be waived only by Buyer. At all times prior to the termination of this Agreement, Buyer may waive any of these conditions in its sole discretion and proceed with the Closing (provided that any such waiver shall be in writing), subject to the terms and conditions of this Agreement.

Section 5.3.     Waiver of Conditions Precedent. The occurrence of the Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing.

Section 5.4.     Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of a closing condition set forth in Sections 5.1 or 5.2 if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

Article VI

CLOSING DELIVERIES

Section 6.1.     Buyer Closing Deliveries.

Buyer shall make the following deliveries at Closing to Seller (or deposit such documents and other items with Lexington Land Services of TX, LLC to be held in escrow and delivered to Seller at Closing):

(a)         an assignment and assumption of the Operating Contracts, the Equipment Leases, Bookings, and Leases (an “Assignment of Contracts and Leases”) duly executed by Buyer in substantially the form of Exhibit A attached hereto;

(b)         a general assignment and assumption of the Licenses and Permits and Intangible Property in the form of Exhibit B attached hereto (the “Assignment of Intangible Property”), duly executed by Buyer;

(c)         an Assignment and Assumption of the Golf Course Management Agreement and TPC License Agreement substantially in the form of Exhibit C attached hereto (the “Assignment of Golf Course Management Agreements”) duly executed by Buyer;

(d)         either an Assignment and Assumption of the Hotel Management Agreement substantially in the form of Exhibit D attached hereto (the “Assignment of Hotel Management Agreements”) duly executed by Buyer or a new hotel management agreement if the same is required pursuant to the terms of Section 4.5(a) hereof;

(e)         such other documents and instruments as may be reasonably requested by Title Company in order to consummate the transactions described in this Agreement;

(f)          notice letters to the tenants at the Property (the “Tenant Notices”) duly executed by Seller and Buyer, in substantially the form of Exhibit E attached hereto, which Tenant Notices Buyer shall, at Buyer’s sole cost and expense, either mail to each tenant under a Space Lease by certified mail, return receipt requested or hand-deliver to each tenant (and Buyer shall provide proof of delivery thereof to Seller promptly following the Closing);

(g)         such other assignments, instruments of transfer, and other documents as Seller may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by Buyer (provided the same do not increase the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein);

(h)         all transfer tax returns which are required by Applicable Law in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller and duly executed by Buyer; and

(i)          a closing statement for the Assets prepared and approved by Seller and Buyer, consistent with the terms of this Agreement (the “Closing Statement”), duly executed by Buyer.

Section 6.2.      Seller Closing Deliveries.

Seller shall deliver the following documents at Closing to Buyer (or deposit such documents with Lexington Land Services of TX, LLC to be held in escrow and delivered to Buyer at Closing):

(a)         a special warranty deed (the “Deed”) in substantially the form of Exhibit F attached hereto, duly executed by applicable Seller;

(b)         A water deed (the “Water Deed”) in substantially the form of Exhibit G, duly executed by applicable Seller;

(c)         a bill of sale (a “Bill of Sale”) duly executed by applicable Seller in substantially the form of Exhibit H attached hereto, transferring the FF&E, supplies, Inventories, and Accounts Receivable to Buyer;

(d)         the Assignment of Contracts and Leases duly executed by applicable Seller, together with copies, and if available, originals of all contracts and agreements assigned thereby;

(e)         subject to Section 4.5, the Assignment of Hotel Management Agreement, duly executed by applicable Seller;

(f)          the Assignment of Intangible Property, duly executed by applicable Seller;

(g)         to the extent the Marriott Consent has been obtained by Buyer, the Assignment and Assumption of Golf Course Management Agreement, duly executed by applicable Seller;

(h)         all keys and keycards in Seller’s possession, and security and access codes to the Hotel, which may be left at the Hotel;

(i)          an IRS Form W-9 of Seller (or if Seller is not a regarded entity for U.S. federal income tax purposes, of Seller’s regarded owner);

(j)          the Title Affidavit duly executed by Seller and such other documents and instruments as may be reasonably requested by Title Company in order to consummate the transactions described in this Agreement;

(k)         evidence of the termination of the Operating Lease;

(l)          such other assignments, instruments of transfer, and other documents as Buyer may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by Seller (provided the same do not increase the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein);

(m)        all transfer tax returns which are required by Applicable Law in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by Seller, as applicable;

(n)         the Closing Statement for the Assets prepared and approved by Seller and Buyer, consistent with the terms of this Agreement, duly executed by Seller; and

(o)         all other documents and instruments which are required to be delivered and/or executed by Seller pursuant to the terms of this Agreement.

Section 6.3.      Originals. Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer agree that delivery of PDF signatures of executed Closing Documents delivered via email to Buyer, Seller, Lexington Land Services of TX, LLC and/or Escrow Agent (and counsel to Buyer and Seller), as applicable, will be deemed duly delivered in accordance with the terms of this Agreement, other than the (a) recordable documents and (b) all transfer tax forms, if originals are required by the Title Company or Escrow Agent for Closing.

Article VII

INSPECTIONS AND RELEASE

Section 7.1.     Right of Inspection.

(a)          Physical Inspections. From and after the Effective Date and through the earlier of Closing or the earlier termination of this Agreement in accordance with the terms hereof, Buyer and its representatives shall have the right to inspect the Property pursuant to the terms of the Access Agreement; provided, however, the termination provisions set forth in Section 12 of the Access Agreement shall be deemed deleted in their entirety, and the term set forth in this Section 7.1(a) shall apply. The provisions of this Section 7.1(a) shall survive the termination of this Agreement or the Closing without limitation.

(b)         Inspection of Books and Records. Subject to the provisions of Section 7.1(a), until Closing or the earlier termination of this Agreement, Buyer may review at the Property, to the extent that such items are existing and in Seller’s possession or control, the current books and records concerning the Property, certificates of occupancy, as built plans and specifications, surveys, rent rolls, tax statements, inventory lists, service and maintenance agreements, and other instruments, documents and agreements reasonably requested by Buyer to investigate the Property (collectively, “Due Diligence Documents”), excluding proprietary documents and information, documents and information which are subject to confidentiality agreements which do not permit their disclosure to Buyer, and documents and information subject to the attorney client privilege.

Section 7.2.     Examination and No Contingencies.

(a)          Examination. Buyer will be making such examination of the Assets and all other matters affecting or relating to the transactions contemplated in this Agreement as Buyer has deemed necessary. In entering into this Agreement, Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by Seller or any Affiliate, member or manager of Seller, or any officer, director, member, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent Seller with respect to the Assets, the Condition of the Assets or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in Section 3.1, Section 3.2, Section 3.3 and any other provision in this Agreement in which Seller makes a representation or warranty. Buyer’s obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in Sections 5.2, 8.2(b), 9.2(b), 12.2(a), 12.2(b) and any other provision in this Agreement which provides for any such contingency or condition. Buyer acknowledges and agrees that, except as expressly set forth herein, Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Assets or the Condition of the Assets. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 3.1, SECTION 3.2, SECTION 3.3 AND ANY OTHER PROVISION IN THIS AGREEMENT IN WHICH SELLER MAKES A REPRESENTATION OR WARRANTY AND SELLER’S COMPLIANCE WITH ITS COVENANTS IN THIS AGREEMENT WITH RESPECT TO THE OPERATING STANDARDS, BUYER AGREES THAT THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW. FOR THE AVOIDANCE OF DOUBT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 3.1, SECTION 3.2, SECTION 3.3 AND ANY OTHER PROVISION IN THIS AGREEMENT IN WHICH SELLER MAKES A REPRESENTATION OR WARRANTY, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER. Without limiting the generality of the foregoing, except as expressly set forth in Section 3.1, Section 3.2, Section 3.3 and any other provision in this Agreement in which Seller makes a representation or warranty, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the Condition of the Assets or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Assets or by operation of law and (iii) all other statutory, express or implied representations or warranties by Seller whatsoever. Buyer acknowledges that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement. The provisions of this Section 7.2 shall survive the Closing without limitation and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

(b)         Condition of the Asset. For purposes of this Agreement, the term “Condition of the Assets” means the following matters:

(i)          The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures; the presence of any bedbugs, rodents, or other pests; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements located thereon. “Hazardous Materials” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq., Section 311 of the Clean Water Act, 15 U.S.C. § 2601 et seq., 33 U.S.C. § 1251 et seq., 42 U.S.C. 7401 et seq. and the regulations and publications issued under any such laws, (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold, fungus, other biological agents, in each case the presence of which may adversely affect the health of individuals which may exist at the Property.

(ii)         The economic feasibility, cash flow and expenses of the Assets, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.

(iii)        The compliance or non-compliance of Seller or the operation of the Property or any part thereof in accordance with, and the contents of, (A) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any Governmental Authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, land use, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about the Property that would cause state or federal agencies to order a cleanup of the Property under any applicable legal requirements and (B) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.

(iv)        Those matters referred to in this Agreement and the documents listed on the schedules attached hereto and the matters disclosed in the Asset File.

(v)         The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.

(vi)        The condition of title to the Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, land use, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.

(c)         Buyer acknowledges that the unprecedented COVID-19 pandemic, proclamations declaring emergencies in the United States and in Texas specifically are a known factor to Buyer at the time of Buyer’s entering into this Agreement (the “COVID-19 Factors”). Buyer is fully aware of the COVID-19 Factors and the possibility for such COVID-19 Factors to change or worsen, and has elected to proceed with entering into this Agreement despite the existence of such COVID-19 Factors. As a result, Buyer acknowledges and agrees that such COVID-19 Factors shall not in and of themselves be deemed a frustration of the purpose of this Agreement or an excuse for Buyer’s inability to perform under this Agreement or a defense for any Buyer Default under this Agreement regardless of whether such factors are beyond the control of Buyer. Buyer hereby waives any and all arguments of force majeure, doctrine of impossibility or impracticability and any similar defenses solely related to the COVID-19 Factors that may arise prior to Closing, provided Seller has complied with its obligations under this Agreement.

Section 7.3.     RELEASE. BUYER HEREBY AGREES THAT SELLER, AND EACH OF ITS PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, INCLUDING SELLER, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING ANY CLAIMS BY BUYER AGAINST SELLER WITH RESPECT TO ANY THIRD PARTY CLAIMS MADE AGAINST SELLER), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLE ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS OR THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTY REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE PROPERTY, (C) ANY AND ALL MATTERS RELATED TO THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE PROPERTY AND EACH PART THEREOF, AND (D) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT THE PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL RELEASEES BE RELEASED FROM (X) ANY CLAIMS ARISING PURSUANT TO THE PROVISIONS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIM ARISING UNDER OR RELATING TO SECTIONS 11.1, 12.2, 14.3(A) AND 14.24) OR SELLER’S OBLIGATIONS, IF ANY, UNDER THE CLOSING DOCUMENTS, IN ALL CASES TO THE EXTENT THAT SUCH CLAIMS AND OBLIGATIONS SURVIVE THE CLOSING PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE CLOSING DOCUMENTS OR (Y) ANY CLAIMS ARISING FROM ANY INTENTIONALLY FRAUDULENT ACTS COMMITTED BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, A PRIVATE RIGHT OF ACTION UNDER THE FEDERAL SUPERFUND LAWS, 42 U.S.C. SECTIONS 9601 ET SEQ. (AS SUCH LAWS AND STATUTES MAY BE AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME), DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR ITS AGENTS IN CONNECTION WITH CLAIMS DESCRIBED ABOVE AND ALL SIMILAR PROVISIONS OR RULES OF LAW. IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOT KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE AND DISCHARGE THE RELEASEES FROM ANY SUCH UNKNOWN, UNANTICIPATED OR UNSUSPECTED CLAIMS WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY BUYER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SALE OF THE ASSETS SHALL BE SUBJECT TO ALL WAIVERS OF WARRANTY AND RELEASES SET FORTH IN THE DEED. SELLER AND BUYER HAVE EACH INITIALED THIS SECTION 7.3 TO FURTHER INDICATE THEIR AWARENESS AND ACCEPTANCE OF EACH AND EVERY PROVISION HEREOF. THE PROVISIONS OF THIS SECTION 7.3 SHALL SURVIVE THE CLOSING WITHOUT LIMITATION AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.

SELLER’S INITIALS:	BUYER’S INITIALS:

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Section 7.4.     DISCLAIMER. ANY DUE DILIGENCE DOCUMENTS PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE ASSETS IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE FOR ANY FAILURE TO INVESTIGATE THE ASSETS NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISAL, ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF, FURNISHED BY SELLER, ITS REPRESENTATIVES OR ANY OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF EXCEPT, IN EACH CASE, AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS.

SELLER’S INITIALS:	BUYER’S INITIALS:

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Article VIII

TITLE AND PERMITTED EXCEPTIONS

Section 8.1.           Title Insurance and Survey. On the Closing Date and subject to the terms and conditions of this Agreement, Seller’s fee simple interest in the Property shall be sold and is to be conveyed, and Buyer agrees to purchase Seller’s fee simple interest in the Property, subject to the Permitted Exceptions and the provisions of this Article VIII.

Section 8.2.           Title Commitment and Survey.

(a)        Buyer has received and reviewed a copy of the Title Commitment and the New Survey. Buyer is solely responsible for obtaining any updated title commitments, surveys, or any other title related matters Buyer desires with respect to the Assets at Buyer’s sole cost and expense.

(b)        Updates. Notwithstanding the foregoing, if the Title Commitment is updated after the Effective Date (an “Updated Title Commitment”) and matters are shown on the Updated Title Commitment that are not shown on the Title Commitment and that do not constitute Permitted Exceptions, then Buyer shall have until not later than 5:00 p.m. Eastern Time on the date that is four (4) Business Days after its receipt of the Updated Title Commitment to notify Seller’s attorney in writing (the “Updated Title Commitment Objection Notice”) as to Buyer’s objection to any such matters. Buyer’s failure to deliver the Updated Title Commitment Objection Notice on or prior to 5:00 p.m. Eastern Time on the date that is four (4) Business Days after Buyer’s receipt of the Updated Title Commitment shall constitute Buyer’s irrevocable acceptance of the Updated Title Commitment and Buyer shall be deemed to have unconditionally waived any right to object to any matters set forth therein; provided, however, Buyer shall have no obligation to notify Seller of any Post Effective Date Monetary Encumbrance or the Post Effective Date Seller Encumbrance, it being acknowledged and agreed that (1) the Post Effective Date Monetary Encumbrances and the Post Effective Date Seller Encumbrances shall not be Permitted Encumbrances and (2) Seller shall be obligated to cure, remove of record (or cause the Title Company to insure over or against, as applicable, in accordance with the terms of Section 8.3 hereof) Post Effective Date Monetary Encumbrances and Post Effective Date Seller Encumbrances on or prior to the Closing. If Buyer timely delivers an Updated Title Commitment Objection Notice, Seller shall have three (3) Business Days after receipt of such notice to notify Buyer (i) that Seller will attempt to remove or attempt to cause to be removed such objectionable exceptions from title on or before the Closing, in which case the provisions of Section 8.3(b) shall apply; or (ii) that Seller elects not to cause such exceptions to be removed at which time Buyer may elect to accept the title subject to such exceptions or terminate this Agreement by delivery of written notice to Seller no later than four (4) Business Days following Seller’s delivery of the notice described in clause (ii) above, in which case the Deposit shall be released to Buyer and the parties shall have no further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this subsection shall require Seller, despite any election by Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, other than with respect to the Post Effective Date Monetary Encumbrances and Post Effective Date Seller Encumbrances as set forth in Section 8.3. Notwithstanding anything to the contrary set forth in this Agreement, if Buyer delivers an Updated Title Commitment Objection Notice less than three (3) Business Days prior to the scheduled Closing Date, Seller may adjourn the Closing Date for the period necessary to allow Seller three (3) Business Days to respond to the Updated Title Commitment Objection Notice prior to the Closing Date.

Section 8.3.           Delivery of Title.

(a)        Post Effective Date Seller Encumbrances. As of the Closing, Seller shall obtain releases for, otherwise discharge of record or cause the Title Company to insure over or against, (i) the deeds of trust, mortgages, security agreements, financing statements and any other instruments which evidence or secure indebtedness by Seller and that are recorded against the Property or which were otherwise created by Seller and encumber the Property, and (ii) any liens or title matters encumbering the Property affirmatively placed on the Property by Seller after the effective date of the Title Commitment or voluntarily created (or caused to be created) by Seller or which were consented to by Seller in writing after the effective date of the Title Commitment (unless also consented to by Buyer in writing (which may be by email)) (collectively, “Post Effective Date Seller Encumbrances”). Other than as expressly set forth in this Agreement (including, without limitation, the first sentence of this Section 8.3(a), and the entirety of Section 8.3(c)), Seller shall not be required to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Buyer have any right of action against Seller, at law or in equity, for Seller’s inability to convey title subject only to the Permitted Exceptions.

(b)        Rights of Termination. In the event that Seller is unable to convey title subject only to the Permitted Exceptions, and Buyer has not, prior to the Closing Date, given notice to Seller that Buyer is willing to waive objection to each title exception which is not a Permitted Exception (other than with respect to a Post Effective Date Monetary Encumbrance or a Post Effective Date Seller Encumbrance), Seller shall have the right, in Seller’s sole and absolute discretion, to (i) take such action as Seller shall deem advisable to attempt to discharge or cause Title Company, at no cost to Buyer, to insure over or against each such title exception which is not a Permitted Exception (provided that any such affirmative insurance shall be subject to the reasonable approval of Buyer not to be unreasonably withheld, conditioned or delayed) or (ii) terminate this Agreement upon written notice to Buyer (the “Seller Title Termination Notice”); provided, however, Buyer shall have the right to elect to close hereunder in accordance with the terms hereof and take title subject to any such title objection by providing written notice thereof to Seller no later than four (4) Business Days after Buyer’s receipt of the Seller Title Termination Notice. In the event that Seller shall elect to attempt to discharge or cause Title Company to insure over or against such title exceptions which are not Permitted Exceptions in accordance with the terms hereof, Seller shall be entitled to one or more adjournments of the Closing Date for a period not to exceed thirty (30) days in the aggregate. If, for any reason whatsoever, Seller has not discharged or caused Title Company to insure over or against such title exceptions which are not Permitted Exceptions in accordance with the terms hereof prior to the expiration of the last of such adjournments, and if Buyer is not willing to waive objection to such title exceptions, this Agreement shall be terminated as of the expiration of the last of such adjournments. In the event of a termination of this Agreement pursuant to this Section 8.3(b), the Deposit shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this clause (b) shall require Seller, despite any election by Seller to attempt to discharge or cause Title Company to insure over or against any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, other than with respect to the Post Effective Date Seller Encumbrances and the Post Effective Date Monetary Encumbrances.

(c)        Post Effective Date Monetary Encumbrance. At the Closing, in addition to releasing or causing Title Company to insure over or against any Post Effective Date Seller Encumbrances, Seller shall obtain a release of, otherwise discharge of record or cause Title Company to insure over or against through an escrow arrangement with the Title Company, any lien (other than any liens resulting from the acts of Buyer or Buyer’s Affiliates or Buyer’s vendors) encumbering the Property after the effective date of the Title Commitment which may be removed solely by the payment of a sum of money including, without limitation, any mechanics’ and materialmans’ lien (a “Post Effective Date Monetary Encumbrance”); provided that Seller shall not be obligated to deposit with the Title Company or spend more than Two Million and No/100 Dollars ($2,000,000.00) (the “Monetary Encumbrance Threshold”) in the aggregate to remove any Post Effective Date Monetary Encumbrances, it being acknowledged and agreed that (i) Buyer shall have no obligation to consummate the Closing hereunder if the Post Effective Date Monetary Encumbrances are in excess of Two Million and No/100 Dollars ($2,000,000.00) and Seller fails to cure, remove or cause the Title Company to insure over the same and (ii) if the Post Effective Date Monetary Encumbrances are in excess of Two Million and No/100 Dollars ($2,000,000.00) and Seller fails to cure, remove or cause the Title Company to insure over the same, Buyer shall have the right, but not the obligation, to elect to consummate the Closing hereunder and receive a credit at the Closing in the amount of Two Million and No/100 Dollars ($2,000,000.00) and assume the first Two Million and No/100 Dollars ($2,000,000.00) of liabilities with respect to such Post Effective Date Monetary Encumbrances. Notwithstanding the foregoing, in the event any update to the Title Commitment which the parties receive after the date hereof discloses any Post Effective Date Monetary Encumbrances in the aggregate amount of not more than $250,000.00, in lieu of obtaining a release of or discharging of record such Post Effective Date Monetary Encumbrances Seller shall also have the right to cause the Title Company to insure over or against such Post Effective Date Monetary Encumbrances and to omit such Post Effective Date Monetary Encumbrances from Buyer’s Title Policy with an indemnity from Seller or an Affiliate of Seller.

(d)        Endorsements. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (i) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability or obligation on, Seller, (ii) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transactions contemplated by this Agreement without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Buyer’s request hereunder.

(e)        Replacement Title Company. If and to the extent permitted hereunder, if the Title Company does not agree to remove or insure over any Title Objection Matters, Post Effective Date Seller Encumbrances and/or Post Effective Date Monetary Encumbrance which Seller has elected to cure, as applicable, but another nationally recognized title insurance company is willing to issue the Title Policy without such Title Objection Matters, Post Effective Date Seller Encumbrances and/or Post Effective Date Monetary Encumbrance, then Seller shall have the right to obtain, and Buyer shall accept, a Title Policy from such other title insurance company, in which case the term “Title Company” shall be deemed to refer to such other title insurance company for all purposes in this Agreement.

Section 8.4.           Cooperation. In connection with obtaining the Title Policy, Buyer and Seller, as applicable, and to the extent requested by Title Company, will deliver to Title Company (a) evidence sufficient to establish (i) the legal existence of Buyer and Seller and (ii) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, and (b) a certificate of good standing of Seller. At the Closing, Seller shall execute and deliver to the Title Company the title affidavit substantially in the form attached hereto as Exhibit K (the “Title Affidavit”). Seller shall also promptly deliver to the Title Company all applicable exhibits and schedules to the Title Affidavit, upon the Title Company’s request.

Article IX

TRANSACTION COSTS AND RISK OF LOSS

Section 9.1.           Transaction Costs.

(a)        Apportionment of Costs. In addition to their respective apportionment obligations hereunder, (i) Seller and Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Assets; (ii) Buyer and Seller shall each be responsible for fifty percent (50%) of any charges with respect to any escrow established under this Agreement (including, but not limited to, any fees and expenses of Escrow Agent); (iii) Seller shall be responsible for (A) the standard policy premium for the Title Policy but excluding any extended coverage or endorsements to the Title Policy (other than any such endorsement to the Title Policy which Seller elects to purchase in order to remove, release or cause the Title Company to insure over or against any title exception which is not a Permitted Exception and to which Buyer objects pursuant to the terms of Article VIII), and (B) all taxes, levies, charges or fees in connection with the assignment, transfer or conveyance of the Property; and (iv) Buyer shall be responsible for all costs and expenses associated with (A) Buyer’s due diligence, (B) any extended coverage or endorsements to the Title Policy, and the cost of removing any so-called “standard exceptions” to the Title Policy, (C) the cost of preparing and/or updating the New Survey or obtaining a new survey, (D) the policy premiums in respect of any mortgage title insurance obtained by Buyer, (E) all search costs with respect to the Assets and updates related thereto not included in the standard policy premium, (F) any fees payable to replace the goods or services provided under the Operating Contracts (which are not assigned or transferred to Buyer), (G) obtaining any financing Buyer may elect to obtain (including any fees, financing costs, mortgage and recordation taxes and documentary stamps in connection therewith), (H) all sales, use or similar taxes due in connection with the transfer of the portion of the Assets constituting personal property (including vehicles transferred to Buyer hereunder (if any)), (I) any fees and costs related to Buyer obtaining a transfer of or replacement Liquor Licenses, and (J) charges or fees incurred with respect to the recording of the Deed and Water Deed or any other assignment documents. Any other closing costs not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar properties located in the same metropolitan area as the Assets.

(b)        Indemnification. Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this section.

(c)        Survival. The provisions of this Article IX shall survive the Closing or the termination of this Agreement without limitation.

Section 9.2.           Risk of Loss.

(a)        Condemnation and Casualty. If, after the Effective Date but on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding (or upon Seller receiving written notice of such condemnation or eminent domain proceeding), Seller shall promptly notify Buyer and, at Closing, Seller will credit against the Purchase Price payable by Buyer at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by Seller as a result of such casualty or condemnation, plus the amount of any deductible payable by Buyer (unless such casualty or condemnation constitutes a Material Casualty or Material Condemnation, as applicable) (provided that the amount of the credit for the deductible shall not be more than the amount by which (x) the cost as of the Closing Date to repair the damage is greater than (y) the insurance proceeds (less the deductible) and coverage to be assigned to Buyer), less any amounts spent by Seller to restore the Property. Subject to Section 9.2(d), if as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Assets (without any credit for such insurance or condemnation proceeds except for a credit for any deductible payable by Buyer under such insurance) and Seller will at the Closing assign to Buyer all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b)        Right of Termination. Notwithstanding the provisions of Section 9.2(a), if, following the Effective Date and on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation (or become subject to a condemnation or eminent domain proceeding which constitutes a Material Condemnation), Buyer shall have the right, exercised by written notice to Seller no more than ten (10) Business Days after Buyer has received notice of such Material Casualty or Material Condemnation from Seller, to terminate this Agreement, in which event the Escrow Agent shall disburse the Independent Consideration to Seller and, subject to Section 14.5, the balance of the Deposit shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If Buyer fails to timely terminate this Agreement in accordance with this Section 9.2(b), the provisions of Section 9.2(a) shall apply. As used in this Section 9.2(b), a “Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that may be expected to cost in excess of Forty Five Million and 00/100 Dollars ($45,000,000.00) of the Purchase Price to repair. As used in this Section 9.2(b), a “Material Condemnation” shall mean a taking of the Property or any material portion thereof as a result of a condemnation or eminent domain proceedings that permanently impairs the use and value of such Property, and which cannot be restored to substantially the same use and value as before the taking.

(c)        Seller Risk of Loss. Subject to the provisions of this Section 9.2, the risk of physical loss or damage to the Property shall remain with Seller until delivery of the Deed. Notwithstanding anything to the contrary set forth in this Agreement, it is acknowledged and agreed that the transactions contemplated by this Agreement, and the respective obligations of Buyer and Seller set forth in this Agreement, are not conditioned or contingent upon Seller maintaining pre-Closing performance levels of the Property, including, without limitation, the financial or operational condition of the Property or the satisfaction of any financial or operational projections, and any related post-Closing risk of loss shall be borne solely by Buyer.

(d)        Extension of Closing. In the event the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, within, in each case, five (5) days prior to the Closing Date, at the option of either party hereto, the Closing Date shall be extended by five (5) Business Days.

(e)        Insurance Proceeds. Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 9.2(a), Buyer and Seller hereby agree that any insurance claims, insurance proceeds or other recoveries payable in connection with a casualty occurring prior to the Effective Date shall be retained by or paid to Seller, and are not part of the Assets to be transferred to Buyer and Seller may take any action it deems desirable or necessary to collect same. If any such proceeds or recoveries are received by Buyer, Buyer shall promptly deliver the same to Seller. The provisions of this Section 9.2(e) shall survive the Closing without limitation.

Article X

ADJUSTMENTS

Section 10.1.          Adjustments. Representative of Seller and Buyer shall make such inventories, examinations and audits of the books and records relating to the Assets, as may be necessary to make the adjustments and prorations required under this Agreement. Not less than three (3) Business Days prior to Closing, Seller shall prepare and deliver to Buyer a preliminary closing statement and accompanying documentation (the “Preliminary Closing Statement”). The Preliminary Closing Statement shall show the net amount due to Seller or Buyer as the result of all such adjustments and prorations. The parties shall use good faith efforts to finalize the final closing statement prior to the Closing. Unless otherwise provided below, the following (and all other applicable revenues and expenses) are to be adjusted and prorated between Seller and Buyer, on an accrual basis in accordance with GAAP (unless set forth otherwise in this Section 10.1 or Section 10.2), as of 11:59 p.m. on the day preceding the Closing, local time for the Property (the “Cut-Off Time”), based upon a 365 day year, with Buyer being deemed to be the owner of the Assets during the entire day of the Closing Date and being entitled to receive all operating income of the Assets, and being obligated to pay all operating expenses of the Assets, with respect to the Closing Date and the net amount thereof under this Section 10.1 shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Buyer’s favor) the Purchase Price payable at the Closing:

(a)          Property Operations. All Property operating revenues and expenses (the “Property Operating Prorations”) shall be adjusted as of 11:59 PM on the day preceding the Closing Date, local time for the Property, and the same shall be readjusted as of the Cut-Off Time following Closing on or prior to the Reconciliation Date.

(b)          Taxes and Assessments.

(i)            All real estate and personal property taxes and assessments and condominium assessments and fees, if any, levied against the Assets shall be prorated as of the Cut-Off Time between Buyer and Seller. If the amount of any such taxes is not ascertainable on the Closing Date, the proration for such taxes shall be based on the most recently available bill, and/or assessed valuations; provided, however, that after the Closing, Seller and Buyer shall reprorate the taxes and pay any deficiency in the original proration to the other party as set forth in Section 10.3; provided that, notwithstanding anything to the contrary contained herein, Seller and Buyer shall reprorate the taxes and pay any deficiency in the original proration to the other party based on the final, non-appealable outcome of the 2023 real estate tax proceeding within a reasonable period of time of such applicable information with respect to such proceeding becoming available. In the event that the Assets or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments due prior to the Closing and Buyer shall be responsible for any installments due on or after the Closing. In no event shall Seller be charged with or be responsible for any increase in the taxes, fees or assessments on the Assets resulting from the sale of the Assets contemplated by this Agreement, any change in use of the Assets or Property on or after the Closing Date, or any improvements made or leases entered into on or after the Closing Date.

(ii)            Seller shall pay all sales taxes, general excise taxes and room occupancy, hotel, resort, and use and similar operational taxes with respect to the operation of the Property (collectively, “Operational Taxes”) due and payable for the period prior to the Cut-Off Time, and Buyer shall pay all Operational Taxes due and payable for the periods on and after the Cut-Off Time. Seller and Buyer shall each pay fifty percent (50%) of all Operational Taxes due and payable with respect to the operation of the Property for the night commencing prior to and ending on the day on which the Cut-Off Time occurs. Seller shall be entitled to receive any rebates or refunds on such taxes paid by Seller prior to Closing.

(iii)          Seller shall apply for, prior to the Closing, a certificate of no tax due from the Texas Comptroller of Public Accounts confirming no taxes are due and payable by Seller pursuant to Texas Tax Code, Section 111.020 and, to the extent provided by such Governmental Authorities having tax-related jurisdiction, any other Governmental Authorities having tax-related jurisdiction over the Property (including, without limitation, the Comptroller of the State of Texas, the City of San Antonio, Texas and the County of Bexar, Texas), with respect to Operational Taxes owed in connection with Seller’s operation of the Property (each, a “Tax Compliance Certificate”) and, if obtained, Seller shall deliver to Buyer any such Tax Compliance Certificate obtained by Seller. If any such Tax Compliance Certificates are not obtained prior to the Closing, then the parties shall nevertheless be obligated to close the transactions contemplated by this Agreement and Seller shall defend, indemnify and hold harmless Buyer (and Buyer’s Assignee) with respect to any Operational Taxes due from Seller’s period of ownership of the Property. Seller’s indemnity herein will terminate and be of no force and effect upon delivery to Buyer of such Tax Compliance Certificate. Buyer agrees to cooperate with Seller in countersigning any application or request for a Tax Compliance Certificate if required by the issuing Governmental Authority. Seller Guarantor shall guaranty the obligations of Seller under this Section 10.1(b)(iii). The Seller Guarantor is executing the Joinder to this Agreement to confirm its agreement to its obligations under this Section 10.1(b)(iii).

(c)             Water and Sewer Charges, Utilities. All utility services (other than any such charges, rates or rents which are payable by Tenants pursuant to such Tenants’ Space Leases, for which no adjustment shall be made) shall be prorated as of the Cut-Off Time between Buyer and Seller. To the extent possible, readings shall be obtained for all utilities as of the Cut-Off Time. If not possible, the cost of such utilities shall be prorated between Seller and Buyer by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Buyer shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all deposits transferred to Buyer or which remain on deposit for the benefit of Buyer with respect to such utility contracts, otherwise such deposits shall be refunded to Seller, as applicable. Buyer shall transfer all utilities at the Property to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date; provided that if any such deposit is transferred to Buyer at Closing, Seller shall receive a credit at Closing in the amount of the deposit so transferred. All re-adjustments of the charges for utilities shall be finalized as set forth in Section 10.3.

(d)            Operating Contracts. Charges and payments (including the reimbursement of expenses) under all Operating Contracts assigned to Buyer hereunder.

(e)             Miscellaneous Revenues. Revenues, if any, arising out of any other income producing agreements not described in this Section 10.1.

(f)              Food Inventory and Retail Merchandise. With respect to (i) all Food Inventories in unopened cases (including those in open shipping boxes), and (ii) Retail Merchandise, which is to be sold to hotel guests and customers, Seller shall receive a credit at Closing equal to Seller’s actual cost (including sales and/or use tax or similar taxes) for such items.

(g)             Alcoholic Beverages. Without duplication of Section 10.1(f), with respect to all unopened cases of alcoholic beverages as of the Closing, Seller shall receive a credit at Closing equal to Seller’s actual cost (including sales and/or use tax or similar taxes) for such items. To the extent that applicable laws prohibit the transfer of any portion of the foregoing, then Buyer or its designee shall still be required to purchase such alcoholic beverages, but the transfer of Inventory shall be appropriately limited or reduced as necessary to comply with such applicable laws without otherwise delaying Closing or reducing the Purchase Price, and such matters shall in no event constitute any breach or default by Seller or any failure of a condition hereunder, it being acknowledged and agreed that Seller shall not receive a credit for any such items which Buyer does not actually receive. Notwithstanding the foregoing, Seller shall not receive a credit for, nor shall Buyer be obligated to pay for, any complementary alcoholic beverages or alcoholic beverages which Seller or the Hotel received or ordered for a special event (including, without limitation, for weddings or conferences).

(h)             Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits (other than utilities which are separately prorated under Section 10.1(b)) transferred to Buyer shall be prorated as of the Cut-Off Time between Seller and Buyer. Seller shall receive a credit for all unapplied deposits made by Seller under the Licenses and Permits which are transferred to Buyer or which remain on deposit for the benefit of Buyer.

(i)              Deposits for Bookings. Buyer shall assume all of the obligations of Seller under the Bookings and Golf Event Contracts as of the Cut-Off Time, including obligations with respect to any prepaid amounts and deposits under the Bookings Deposits not earned as of the Cut-Off Time, and Buyer shall receive a credit for all prepaid deposits for Bookings and Golf Event Contracts scheduled for accommodations or events on or after the Closing Date which Buyer is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to Buyer. Seller shall receive a credit for all prepaid commissions with respect to Bookings or other event contracts which were paid prior to the Cut-Off Time for events or Bookings which will occur following the Cut-Off Time.

(j)              Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars at the Property as of the Cut-Off Time and shall retain all monies accrued as of the Cut-Off Time, and Buyer shall be entitled to any monies accrued from the restaurants and bars thereafter.

(k)             Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Buyer shall be entitled to any monies collected therefrom after the Cut-Off Time.

(l)              Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 10.1, (i) Seller shall be responsible for all amounts payable to vendors, contractors or other suppliers of goods or services to the Property (the “Trade Payables”) prior to the Cut-Off Time which are due and payable as of the Cut-Off Time for which goods or services have been delivered to the Property prior to Cut-Off Time, and (ii) Buyer shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Cut-Off Time, and Buyer shall pay all such Trade Payables accrued after the Cut-Off Time when such Trade Payables become due and payable up to the amount of such credit (plus any late fees and penalties resulting from Buyer’s failure to pay such Trade Payables when due); provided, however, Seller and Buyer shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to Food Inventories, alcoholic beverages and Retail Merchandise ordered, but not delivered to the Property prior to the Cut-Off Time, and Buyer shall pay the amounts which become due and payable for such FF&E and Retail Merchandise, Property and Equipment, Inventories and other property which were ordered but not delivered prior to the Cut-Off time.

(m)           Cash. Seller shall receive a credit for all cash on hand at the Property and all cash on deposit in any house bank and all checks, traveler’s checks, and bank drafts at the Property, including the Clubhouse, as of the Closing (such credit to be determined at the Cut-Off Time) (collectively, the “Cash on Hand”).

(n)             FF&E. All funds in any Hotel FF&E Reserve or Golf FF&E Reserve shall remain on deposit for the benefit of Buyer, and Seller shall receive a credit in the amount of all such funds remaining on deposit for the benefit of Buyer or as otherwise set forth on Schedule 10.1(n).

(o)            Employee Compensation. Seller shall bear the cost as provided under the Management Agreements for the following liabilities to or respecting Employees having accrued prior to the Cut-Off Time with respect to Employees employed immediately as of the date immediately prior to the Closing Date: all such Employees’ wages, earned, bonuses, pension benefits, together with F.I.C.A. unemployment and other taxes and benefits due from any employer of such Employees (“Employee Costs”). Buyer shall be responsible for all other liabilities to or respecting Employees, whether having accrued prior to or after the Cut-Off Time. Buyer shall be responsible for all severance payments and the employer’s share of any employment taxes related thereto (including, but not limited to social security, Medicare, unemployment or other similar taxes or similar obligations) for Employees accruing and arising on or after the Closing and for all Employees employed on the date immediately preceding the Closing Date who are not offered employment by Buyer (or its manager) as of the Closing on the same terms as those provided to such Employees by Manager on the day immediately preceding the Closing Date. Buyer shall receive a credit for all Employee Costs that are earned but unpaid as of the Closing Date (irrespective of whether Buyer assumes the existing Hotel Management Agreement or executes a new Hotel Management Agreement as set forth in Section 4.5 hereof).

(p)            Space Leases. All rents and other amounts prepaid, accrued or due and payable under any of the Space Leases shall be prorated as of the Cut-Off Time between Seller and Buyer. Rent collected by Buyer after the Closing, net of the costs of collection (including reasonable attorneys’ fees and costs), shall be applied first to unpaid Rent accruing after the Closing Date, and then to unpaid Rent accruing prior to the Closing Date. Buyer shall receive a credit for all security deposits, if any, held by Seller, and thereafter Buyer shall be obliged to refund or apply such deposits in accordance with the Space Lease. To the extent that a tenant under a Space Lease has provided a letter of credit or other non-cash security deposit, Seller shall cooperate with such tenant and Buyer to transfer such non-cash security deposit to Buyer at Buyer’s sole cost and expense.

(q)            Third Party Reports. In the event that Seller, at Buyer’s request, procures updated Phase I environmental site assessments and/or property condition assessments for the Property, then Buyer shall reimburse Seller for the full out of pocket cost associated therewith at the Closing.

(r)         Gift Certificates. After the Closing, Buyer shall honor all outstanding, unexpired Gift Certificates and shall assume all liability, if any, for all outstanding Gift Certificates as of the Closing Date regardless of when issued or any purposed expiration. At the Closing, Buyer shall receive a credit in an amount equal to the estimated cost of the Gift Certificates sold, as set forth on Schedule 10.1(r). At or prior Prior to the Closing Seller shall provide to Buyer a schedule of such estimated retail value of the Gift Certificates.

(s)        Management Agreements. All base management fees and incentive management fees payable under the Management Agreements shall be prorated as of the Cut-Off Time, with Seller being responsible for any fees due with respect to any accounting periods completed prior to the Cut-Off Time, and Buyer being responsible for any fees due with respect to any accounting periods beginning after the Cut-Off Time; provided that (i) any fees allocable to the accounting period in which the Closing occurs shall be prorated between Seller and Buyer based on the number of days elapsed in such period prior to Closing and (ii) the incentive management fees payable under the Management Agreements prior to the Cut-Off Time shall assume that the Manager only expenses the prorated portion of the 2023 above-property captive property insurance expense into the Manager’s profit and loss statement prior to the Cut-Off Time (it being acknowledged and agreed that the amount of above-property captive insurance expense counted as a deduction for the purpose of calculating any incentive fees shall comply with the Management Agreement and be verified by the Manager its May, 2023 profit and loss statement). Subject to the foregoing, the proration of the management fees and incentive management fees calculated hereunder shall be calculated based on the economic terms of the Management Agreements in effect immediately prior to the Closing Date.

(t)         TPC License Agreement. Without duplication of any amounts prorated under the Golf Course Management Agreement, any other amounts payable or receivable under the TPC License Agreement, including any unpaid annual royalty payments (but excluding any payments related to Golf Initiation Fees) shall be prorated as of the Cut-Off Time.

(u)        Golf Initiation Fees. Seller shall receive a credit at Closing in the amount of 85% of any Golf Initiation Fees to the extent such Golf Initiation Fees were sold prior to the Effective Date and have not yet been paid and remain outstanding as of the Cut-Off Time. Buyer shall receive a credit at Closing in the amount of any Golf Initiation Fees that relate to Club memberships sold on or after the Effective Date but were collected by Seller (or Manager on Seller’s behalf).

(v)        Other. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, (i) under the express terms of this Agreement, is to be apportioned at Closing to effectuate the intent that, except as otherwise expressly provided herein, all items of operating revenue and operating expense of the Assets prior to the Cut-Off Time shall be for account of and paid by Seller and all items of operating revenue and operating expense of the Assets with respect to the period after the Cut-Off Time shall be for the account of and paid by Buyer, or (ii) is customarily and ordinarily prorated at the closing of similar transactions in Bexar County, Texas.

Section 10.2.           Accounts Receivable.

(a)          Guest Ledger. All revenues received or to be received from transient guests on account of room rents for the period prior to and including the Cut-Off Time shall belong to Seller. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time. For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to Buyer. In the event that an amount less than the total amount due from a guest is collected and the guest continues in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such person to Seller and thereafter to such person’s amounts accruing to Buyer.

(b)          Accounts Receivable (Other than Guest Ledger).

(i)              On the Closing Date Seller shall assign to Buyer all Accounts Receivable that are 90 days or less past due as of the Cut-Off Time (the “Assigned Accounts Receivable”), and Buyer shall pay to Seller an amount equal to the sum of the following for all Accounts Receivable: (i) 100% of all the Assigned Accounts Receivable that are 30 days or less past due as of the Cut-Off Time; (ii) 90% of all the Assigned Accounts Receivable that are 31-60 days past due as of the Cut-Off Time; and (iii) 50% of all the Assigned Accounts Receivable that are 61-90 days past due as of the Cut-Off Time. Buyer shall have the sole right to collect and retain all such Assigned Accounts Receivable. After Closing, Seller shall retain the right to collect all Accounts Receivable other than the Assigned Accounts Receivable (the “Retained Accounts Receivable”). Seller shall have the sole right to collect the Retained Accounts Receivable. If after Closing (i) any Retained Accounts Receivable are paid to Buyer or (ii) Buyer collects more than the applicable percentage of the face amount of any applicable Assigned Accounts Receivable, Buyer shall pay to Seller such amounts within ten (10) Business Days after receipt of such amounts without any commission or deduction.

(ii)            The Accounts Receivable addressed in this Section 10.2(b) shall not include the Guest Ledger, which is addressed in Section 10.2(a).

Section 10.3.        Re-Adjustment. Except as provided in Section 10.1(b) and Article XIII, if any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustments shall be made subsequent to the Closing in accordance with the terms of this Section 10.3. Buyer shall deliver to Seller no later than one hundred eighty (180) days following the Closing Date a schedule of prorations setting Buyer’s determination of any adjustments to the prorations made at Closing that it believes are necessary to complete the prorations as set forth in this Article X (including the adjustment with respect to the Property Operating Prorations) (the “Prorations True Up Statement”). Seller shall, within ten (10) Business Days of its receipt of the Prorations True Up Statement, provide Buyer with Seller’s written objections and proposed corrections to the items and amounts set forth in the Prorations True Up Statement. In the event that Seller does not receive such objections and/or corrections within such ten (10) Business Day period, Buyer shall deliver a written notice to Seller with respect to the same (the “Proration Notice”) and if Seller still has not responded within two (2) Business Days of receipt of the Proration Notice, Seller shall be deemed to be in agreement and acceptance of the Prorations True Up Statement delivered by Buyer. In the event Seller timely delivers such objection notice, each of Seller and Buyer shall use good faith efforts to resolve any such disagreements. The party owing funds pursuant to a re-adjustment under this Section 10.3 shall pay the funds to the other party within ten (10) Business Days following the finalization of the re-adjustments pursuant to this Section 10.3.

The obligations of Seller and Buyer under this Article X shall survive the Closing.

Article XI

INDEMNIFICATION

Section 11.1.        Indemnification by Seller. From and after the Closing and subject to Sections 11.3, 11.6 and 11.7, Seller shall indemnify and hold Buyer, its Affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, the “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages (excluding consequential damages), deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) actually suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or resulting from, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Seller which expressly survives the Closing contained in this Agreement or in any Closing Document. Notwithstanding anything to the contrary contained herein, Seller shall have no liability or obligation to indemnify and hold Buyer-Related Entities harmless from any Losses to the extent such Losses result from or are related to any acts or omissions of any of the Buyer-Related Entities. The provisions of this Section 11.1 shall survive the Closing pursuant to Section 11.4, subject, however, to the provisions of Section 11.6. BREIT Hotel Holdings LLC, a Delaware limited liability company (“Seller Guarantor”) shall guaranty the obligations of Seller under this Section 11.1. The Seller Guarantor is executing the Joinder to this Agreement to confirm its agreement to its obligations under this Section 11.1.

Section 11.2.        Indemnification by Buyer. From and after the Closing and subject to Sections 11.4, 11.6 and 11.7, Buyer shall indemnify and hold Seller, its Affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, the “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Buyer which survives the Closing contained in this Agreement or in any Closing Document. The provisions of this Section 11.2 shall survive the Closing pursuant to Section 11.4, subject, however, to the provisions of Section 11.6.

Section 11.3.        Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) Seller shall not be required to indemnify Buyer or any Buyer-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 or any other indemnity provisions of the Agreement exceeds the Basket Limitation, provided in such event Seller shall be responsible for all Losses from the first dollar thereof (provided, however, the Basket Limitation shall not be applicable to Seller’s obligations under the following sections hereof: Sections 10.3, 12.2(b), 14.3(a) and 14.24), (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 or any other indemnity provisions of the Agreement exceed in the aggregate the Cap Limitation (provided, however, the Cap Limitation shall not be applicable to Seller’s obligations under the following sections hereof: 10.3, 14.3(a) and 14.24), (c) if prior to the Closing, Buyer obtains or has knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Buyer Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Buyer Waived Breach, and (d) if prior to the Closing, to Seller’s Knowledge, there is any inaccuracy or breach of any representation, warranty or covenant of Buyer contained in this Agreement (a “Seller Waived Breach”) and Seller nonetheless proceeds with and consummates the Closing, then Seller and any Seller-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Seller Waived Breach.

Section 11.4.        Survival. The representations, warranties and covenants of each of Seller and Buyer contained in this Agreement and the Closing Documents shall survive for a period of nine (9) months commencing on the day immediately after the Closing (the “Survival Period”) and on the expiration of the Survival Period, the representations, warranties and covenants of Seller shall terminate subject Section 11.6.

Section 11.5.        Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI (or under any other provision of this Agreement which otherwise expressly survives the Closing), which indemnifications shall survive the Closing as provided in this Article XI without limitation.

Section 11.6.        Indemnification Claims. In the event that any indemnified party (the “Indemnified Party”) becomes aware of any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to such Indemnified Party hereunder (an “Indemnification Claim”), such Indemnified Party shall, prior to the expiration of any applicable survival period set forth in this agreement, notify the Indemnifying Party in writing of such Indemnification Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Indemnification Claim), and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). Notwithstanding anything to the contrary in this Agreement, each Indemnified Party’s right to institute any legal action or proceeding against any Indemnifying Party with respect to an Indemnification Claim (each, a “Legal Action”) shall be expressly conditioned upon: (a) such Indemnified Party having delivered a Claim Notice to such Indemnifying Party within the Survival Period (the “Notice Date”), and (b) such Indemnified Party having commenced such Legal Action (by appropriate filing with a court of competent jurisdiction) prior to the date which is 2 years and 1 day following the Closing Date. Each of Buyer (for itself and on behalf of the Buyer-Related Entities) and Seller (for itself and on behalf of the Seller-Related Entities) hereby acknowledges and agrees that any Indemnification Claim, and any Legal Action that may be brought pursuant to such Indemnification Claim, for which an Indemnified Party fails to satisfy the foregoing conditions precedent shall be deemed to have been waived, and such Indemnified Party shall be deemed to have released such Indemnifying Party from any all liability with respect to such Indemnification Claim. In the event that the foregoing limitation on the period for bringing a Legal Action is held to be in violation of applicable Texas law, or is otherwise held to be invalid or unenforceable, then, to the maximum extent permitted by applicable law, such deadline shall be automatically deemed extended to the earliest date permitted under applicable law, and shall not be extended to align with the statutory limitations period applicable to the claim in question.

Section 11.7.            Damages. In no event shall Buyer or any Buyer-Related Entity be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Seller. In no event shall Seller or Seller-Related Entity be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Buyer.

Article XII

DEFAULT AND TERMINATION

Section 12.1.            Seller’s Termination.

(a)          TERMINATION BY SELLER. THIS AGREEMENT MAY BE TERMINATED BY SELLER IF (I) AS OF THE CLOSING DATE ANY OF THE CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS TO CLOSE SET FORTH IN SECTION 5.1 HAVE NOT BEEN SATISFIED OR WAIVED BY SELLER OR (II) PRIOR TO THE CLOSING THERE IS A MATERIAL BREACH OR DEFAULT BY BUYER IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT OF WHICH SELLER HAS PROVIDED BUYER WRITTEN NOTICE AND BUYER HAS FAILED TO CURE BY THE EARLIER OF FIVE (5) BUSINESS DAYS AFTER SUCH NOTICE AND THE CLOSING DATE; PROVIDED THAT BUYER SHALL NOT BE ENTITLED TO SUCH NOTICE AND OPPORTUNITY TO CURE FOR FAILURE TO PAY THE PURCHASE PRICE AND ACQUIRE THE ASSETS ON THE CLOSING DATE IN ACCORDANCE WITH THE TERMS HEREOF AND PROVIDED FURTHER THAT SELLER MAY NOT TERMINATE THIS AGREEMENT IF, ON THE CLOSING DATE, THERE EXISTS A DEFAULT BY SELLER UNDER THIS AGREEMENT.

(b)          CONSEQUENCE OF TERMINATION. IN THE EVENT THIS AGREEMENT IS TERMINATED BY SELLER PURSUANT TO SECTION 12.1(a) AS A RESULT OF ANY OF THE CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE SET FORTH IN SECTION 5.1(C) NOT BEING SATISFIED OR WAIVED BY SELLER ON OR PRIOR TO THE CLOSING DATE, THE ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO BUYER AND THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT FOR THOSE PROVISIONS HEREOF WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. IN THE EVENT THIS AGREEMENT IS TERMINATED BY SELLER PURSUANT TO SECTION 12.1(a) AS A RESULT OF THE MATERIAL BREACH OR DEFAULT BY BUYER IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT INCLUDING A BREACH, IN ANY MATERIAL RESPECT, OF ANY REPRESENTATION, WARRANTY OR COVENANT OF BUYER IN THIS AGREEMENT OR ANY CLOSING DOCUMENT (a “BUYER BREACH TERMINATION”) AS OF THE LATER OF THE CLOSING DATE OR FIVE (5) BUSINESS DAYS AFTER BUYER’S RECEIPT OF SELLER’S WRITTEN NOTICE SETTING FORTH THE BREACH AND/OR DEFAULT IN REASONABLE DETAIL, ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO SELLER, AND UPON SUCH DISBURSEMENT, THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER, EXCEPT FOR THOSE PROVISIONS HEREOF WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 12.1(A) AS A RESULT OF A BUYER BREACH TERMINATION, BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY SELLER AS A RESULT OF SUCH DEFAULT BY BUYER, AND AGREE THAT THE DEPOSIT IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THIS AGREEMENT IS TERMINATED PURSUANT TO A BUYER BREACH TERMINATION, THE DEPOSIT SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF SELLER, AND SHALL BE PAID BY ESCROW AGENT TO SELLER AS SELLER’S SOLE AND EXCLUSIVE REMEDY HEREUNDER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT BUYER’S OBLIGATION TO PAY TO SELLER ALL ATTORNEYS’ FEES AND COSTS OF SELLER TO ENFORCE THE PROVISIONS OF THIS SECTION 12.1 OR LIMIT BUYER’S INDEMNITY OBLIGATIONS OWED TO SELLER PURSUANT TO THIS AGREEMENT WHICH SURVIVE A TERMINATION OF THIS AGREEMENT. THE PAYMENT OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

SELLER’S INITIALS:	BUYER’S INITIALS:

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Section 12.2.          Buyer’s Termination.

(a)          TERMINATION BY BUYER. THIS AGREEMENT MAY BE TERMINATED BY BUYER IF (I) AS OF THE CLOSING DATE ANY OF THE CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS SET FORTH IN SECTION 5.2 HAVE NOT BEEN SATISFIED OR WAIVED BY BUYER OR (II) PRIOR TO THE CLOSING THERE IS A MATERIAL BREACH OR DEFAULT BY SELLER IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT OF WHICH BUYER HAS PROVIDED SELLER WRITTEN NOTICE AND SELLER HAS FAILED TO CURE BY THE EARLIER OF FIVE (5) BUSINESS DAYS AFTER SUCH NOTICE AND THE CLOSING DATE; PROVIDED THAT SELLER SHALL NOT BE ENTITLED TO SUCH NOTICE AND OPPORTUNITY TO CURE FOR FAILURE TO CAUSE THE SALE OF THE ASSETS ON THE CLOSING DATE, AND PROVIDED FURTHER THAT BUYER MAY NOT TERMINATE THIS AGREEMENT IF, ON THE CLOSING DATE, THERE EXISTS A DEFAULT BY BUYER UNDER THIS AGREEMENT.

(b)          CONSEQUENCE OF TERMINATION. IN THE EVENT THIS AGREEMENT IS TERMINATED BY BUYER PURSUANT TO SECTION 12.2(a) AS A RESULT OF ANY OF THE CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE SET FORTH IN SECTION 5.2 NOT BEING SATISFIED OR WAIVED BY BUYER ON OR PRIOR TO THE CLOSING DATE, THE ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO BUYER AND THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT FOR THOSE PROVISIONS HEREOF WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. IN THE EVENT THIS AGREEMENT IS TERMINATED BY BUYER PURSUANT TO SECTION 12.2(a) AS A RESULT OF THE MATERIAL BREACH OR DEFAULT BY SELLER IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT INCLUDING A BREACH, IN ANY MATERIAL RESPECT, OF ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLER IN THIS AGREEMENT OR ANY CLOSING DOCUMENT (a “SELLER BREACH TERMINATION”) AS OF THE LATER OF THE CLOSING DATE OR FIVE (5) BUSINESS DAYS AFTER SELLER’S RECEIPT OF BUYER’S WRITTEN NOTICE SETTING FORTH THE BREACH AND/OR DEFAULT IN REASONABLE DETAIL, BUYER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY EITHER: (I) TERMINATE THIS AGREEMENT, IN WHICH CASE BUYER SHALL BE ENTITLED TO RETAIN THE DEPOSIT, AND SHALL HAVE THE RIGHT TO DIRECT ESCROW AGENT TO DELIVER THE DEPOSIT TO BUYER, UPON WHICH THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT FOR THE PROVISIONS WHICH BY THEIR TERMS EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT; PROVIDED, FURTHER, THAT BUYER SHALL ALSO BE ENTITLED TO COLLECT FROM SELLER, AND SELLER SHALL PAY TO BUYER, BUYER’S REIMBURSABLE EXPENSES UP TO, BUT NOT TO EXCEED, $750,000.00 (WHICH CAP SHALL BE INCREASED TO $1,500,000.00 IF SUCH TERMINATION WAS THE RESULT OF A WILLFUL AND INTENTIONAL BREACH BY SELLER); OR (II) PURSUE THE REMEDY OF SPECIFIC PERFORMANCE OF SELLER’S OBLIGATIONS UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT BUYER SHALL ONLY BE ENTITLED TO THE REMEDY UNDER THIS SUBCLAUSE (II) IF (X) ANY SUCH SUIT FOR SPECIFIC PERFORMANCE IS FILED NO LATER THAN FORTY FIVE (45) DAYS AFTER THE SCHEDULED CLOSING DATE; AND (Y) ON THE SCHEDULED CLOSING DATE, BUYER CERTIFIES TO SELLER THAT IT IS READY, WILLING AND ABLE TO CLOSE IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT NO SUCH PROCEEDING FOR SPECIFIC PERFORMANCE SHALL REQUIRE SELLER TO DO ANY OF THE FOLLOWING (UNLESS OTHERWISE EXPRESSLY REQUIRED OF SELLER BY THIS AGREEMENT): (X) CHANGE THE PHYSICAL CONDITION OF THE ASSETS OR RESTORE THE SAME AFTER FIRE, CASUALTY OR CONDEMNATION; (Y) EXPEND MONEY OR POST A BOND TO REMOVE A TITLE OBJECTION OR OTHER TITLE DEFECT OR CORRECT ANY MATTER SHOWN ON THE NEW SURVEY (EXCEPT AS SET FORTH IN SECTION 8.3(C)); OR (Z) SECURE ANY PERMIT, APPROVAL, CONSENT OR OTHER AGREEMENT OR INSTRUMENT FROM ANY THIRD PARTY NOT AFFILIATED WITH SELLER WITH RESPECT TO THE ASSETS OR SELLER’S CONVEYANCE OF THE ASSETS; PROVIDED, FURTHER, THAT THE REMEDY PROVIDED FOR IN THIS SECTION 12.2(B)(II) SHALL BE AVAILABLE TO BUYER ONLY IF BUYER COMMENCES SUCH PROCEEDING WITHIN NOT MORE THAN FORTY FIVE (45) DAYS AFTER THE SCHEDULED CLOSING DATE. FAILURE TO FILE A SUIT FOR SPECIFIC PERFORMANCE WITHIN FORTY FIVE (45) DAYS AFTER THE SCHEDULED CLOSING DATE SHALL BE DEEMED A WAIVER OF SUCH REMEDY. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY BUYER AS A RESULT OF SUCH DEFAULT BY SELLER, AND AGREE THAT THE REMEDY SET FORTH IN CLAUSE (I) ABOVE IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT SELLER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE SALE, AND BUYER DOES NOT EXERCISE THE REMEDY SET FORTH IN CLAUSE (II) ABOVE, THEREBY LIMITING IT TO THE REMEDY SET FORTH IN CLAUSE (I) ABOVE, THE DELIVERY OF THE DEPOSIT (AND ANY OTHER AMOUNTS PAYABLE TO BUYER UNDER SUCH CLAUSE (I) ABOVE) TO BUYER SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF BUYER WHICH IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER. BUYER AGREES TO, AND DOES HEREBY, WAIVE ALL OTHER REMEDIES AGAINST SELLER WHICH BUYER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY SELLER.

SELLER’S INITIALS:	BUYER’S INITIALS:

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Article XIII

REAL PROPERTY TAX REDUCTION PROCEEDINGS

Section 13.1.        Prosecution and Settlement of Proceedings. Seller reserves unto itself and shall have the right to initiate, prosecute, settle and/or appeal any tax reduction proceedings in respect of the Property relating to any period of Seller’s ownership of the Property, including, without limitation, the real estate tax year in which the Closing occurs, and Buyer hereby acknowledges that Seller has initiated a tax reduction proceedings in respect of the Property for the 2023 real estate tax year (provided, however, after the Closing Buyer shall the right to approve any prosecution or settlement of any such tax reduction proceedings with respect to real estate taxes for the real estate tax year in which the Closing occurs, which approval shall not be unreasonably withheld). From and after the Closing, Buyer shall have the right to initiate, prosecute and/or settle any tax reduction proceedings in respect of the Property relating to any period of Buyer’s ownership of the Property (excluding any portion of any real estate tax year for which Seller has already initiated such proceeding), provided that Buyer shall not settle any tax reduction proceedings in respect of the Property relating to or affecting taxes attributable to the real estate tax year in which the Closing occurs without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each of Seller and Buyer shall reasonably cooperate with the other party in connection with the prosecution of any such tax reduction proceedings.

Section 13.2.        Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during any period prior to the Closing Date shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the Closing Date shall belong to and be the property of Buyer; provided, however, that if any such refund creates an obligation to reimburse any Tenants for any rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Space Lease to such Tenant) shall, at Seller’s election, either (a) be paid to Buyer and Buyer shall disburse the same to such Tenants or (b) be paid by Seller directly to the Tenants entitled thereto. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refunds or savings paid to such party unless such party initiated such proceeding.

Section 13.3.        Survival. The provisions of this Article XIII shall survive the Closing without limitation.

Article XIV

MISCELLANEOUS

Section 14.1.        Use of Blackstone Name. Buyer hereby acknowledges and agrees that neither Buyer nor any affiliate, successor, assignee or designee of Buyer shall be entitled to use the name “Blackstone”, “BREIT” or any derivations thereof in any way whatsoever. The provisions of this Section 14.1 shall survive the Closing or any termination of this Agreement without limitation.

Section 14.2.     Exculpation of Seller. Notwithstanding anything to the contrary contained herein (but subject to the Seller Guarantor’s obligations hereunder), Seller’s shareholders, partners, members, the partners or members of such partners, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and each such party’s individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement. Notwithstanding anything to the contrary contained herein, Buyer’s shareholders, partners, members, the partners or members of such partners, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the partners or members of Buyer assume no personal liability for any obligations entered into on behalf of Buyer and each such party’s individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Buyer under this Agreement. The provisions of this Section 14.2 shall survive the Closing or any termination of this Agreement without limitation.

Section 14.3.            Brokers.

(a)           Seller’s Representations and Warranty. Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing, that it has dealt with no broker, salesperson, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Seller agrees to indemnify, protect, defend and hold Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Seller’s breach of the foregoing representation in this Section 14.3(a). The provisions of this Section 14.3(a) shall survive the Closing or any termination of this Agreement without limitation.

(b)          Buyer’s Representations and Warranty. Buyer represents and warrants to Seller, as of the Effective Date and as of the Closing, that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Buyer’s breach of the foregoing representations in this Section 14.3(b). The provisions of this Section 14.3(b) shall survive the Closing or any termination of this Agreement without limitation.

Section 14.4.           Confidentiality, Press Release and IRS Reporting Requirements.

(a)          Confidentiality. Buyer and Seller, and each of their respective Affiliates shall hold as confidential all information and materials in the Asset File and all other information and materials disclosed in connection with the transactions contemplated hereby and concerning each other, the Assets, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements with Seller or its Affiliates to which Buyer or Affiliates of Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, Affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any law, rule or regulation (including without limitation those of the United States Securities and Exchange Commission). The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section 14.4 shall survive the Closing or the termination of this Agreement for a period of one (1) year; provided that the Buyer may not at any time following Closing or termination of this Agreement disclose the identity of Seller’s direct or indirect owners.

(b)          Press Release. Seller or Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto and in no event shall any such press release issued by either party shall disclose the identity of the other party’s direct or indirect beneficial owners by name or the consideration paid to Seller for the Assets, except to the extent that such disclosure is required to comply with the disclosure requirements of the United States Securities and Exchange Commission and all laws and regulations with respect thereto (it being acknowledged and agreed by Seller and Buyer that the Buyer’s and Seller’s name, the Purchase Price, this Agreement, information with respect to the historical operating data of the Hotel and the other portions of the Property, and any other information which Buyer or Seller deems reasonably necessary to comply with all such disclosure laws and regulations may be publicly disclosed by Buyer or Seller).

(c)          IRS Reporting Requirements. For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in Treasury regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Buyer hereby designate and appoint Title Company to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. Title Company hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of Title Company as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.

Section 14.5.           Escrow Provisions.

(a)          Escrow Account. Escrow Agent shall hold the Deposit in escrow in an interest-bearing bank account at a federally insured banking institution (the “Escrow Account”).

(b)          Responsibility of Escrow Agent. Escrow Agent shall hold the Deposit in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 14.5(b). Seller and Buyer understand that no interest is earned on the Deposit during the time it takes to transfer into and out of the Escrow Account. Buyer agrees and understands that in order to open an interest-bearing account, Buyer must provide to Escrow Agent a completed W-9 form acceptable to the Escrow Agent. At the Closing, the Deposit shall be paid by Escrow Agent to, or at the direction of, Seller. If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of such amount, Escrow Agent shall, within one (1) Business Day, give written notice to the other party of such demand. If Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of the court of New York. Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)          Liability of Escrow Agent. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of Escrow Agent’s duties hereunder.

(d)          Acknowledgement. Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.

Section 14.6.          Successors and Assigns and No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 14.7.          Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller. Notwithstanding the foregoing, Buyer may assign this Agreement to one or more wholly-owned Affiliates of Buyer without the written consent of Seller provided that (i) at or prior to Closing, Buyer provides Seller with a fully executed and enforceable assignment of this Agreement which includes a statement that all representations and warranties of the Buyer outlined in Section 4.1 are true of such Affiliate of Buyer taking assignment of this Agreement together with an updated Schedule 4.1(f)(vii), (ii) such assignee will be able to make the representations and warranties contained in Section 4.1(f) of this Agreement in the same manner as Buyer, and (iii) Buyer will continue to remain liable under this Agreement notwithstanding any such assignment. In the event Buyer assigns its rights under this Agreement, Buyer shall be solely responsible for any transfer taxes assessed as a result thereof, and shall pay such additional taxes at settlement and recording of the Deed. Seller shall have no liability for any transfer taxes, interest and penalties assessed based on any consideration greater than the Purchase Price set forth herein as a result of any such transfer by Buyer, and Buyer shall indemnify, defend and hold Seller harmless from any costs, liability or expense incurred by Seller in connection with an assignment of this Agreement by Buyer, including, without limitation, any transfer taxes and legal fees incurred by Seller in connection therewith.

Section 14.8.           Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, provided, however, (i) the failure of any such party to comply with the foregoing terms of this Section 14.8 shall not constitute a default under, or breach of, the terms of this Agreement or the failure of any condition to the other party’s obligation to consummate the transactions contemplated herein in accordance with the terms of this Agreement, and (ii) nothing set forth in this Section 14.8 shall be construed as permitting any party to adjourn or otherwise delay the Closing.

Section 14.9.           Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, or (iii) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, or (iv) sent by electronic mail (with a copy by overnight delivery service or personal delivery), addressed as follows (provided that in connection with sending notices pursuant to clauses (i) through (iii) of this Section 14.9, a copy of such written notice shall also be delivered by electronic mail):

(a)          To Seller:

c/o BREIT Operating Partnership L.P.

345 Park Avenue

New York, New York 10154

Attention:     Head, U.S. Asset Management and General Counsel

Email:           realestatenotices@blackstone.com

with copies thereof to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:         Greg Ressa, Esq. and Danielle Jackson, Esq.

Emails:             gressa@stblaw.com and danielle.jackson@stblaw.com

and

Revantage

233 S. Wacker Drive

Suite 4700

Chicago, IL 60606

Attn: Ivy Israel

Email:                  iisrael@revantage.com

(b)	To Buyer:

c/o Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37214

Attention: Mark Fioravanti

Email:  Mfioravanti@rymanhp.com

with copies thereof to:

Greenberg Traurig, LLP

2101 L Street, N.W., Suite 1000

Washington, District of Columbia 20037

Attention: Nelson Migdal, Esq.

Email:  Migdaln@gtlaw.com

(c)           To Escrow Agent/Title Company:

Escrow Agent:

Lexington Land Services of TX, LLC

17300 North Dallas Pkwy #3158

Dallas, Texas 75248

Attention:  Leslie Moser

Telephone:  (214) 704-4958

Email: lmoser@lexnls.com

with copies thereof to:

Lexington Land Services of TX, LLC

17300 North Dallas Pkwy #3158

Dallas, Texas 75248

Attention:  Greg Roddy

Telephone: (469)676-1302

Email:  groddy@lexnls.com

Title Company:

Fidelity National Title Insurance Company

12404 Park Central, Suite 200-S

Dallas, TX 75251

Attention:  Melissa McCarty Scoggins

Telephone: (800) 925-0965

Email: melissa.mccarty@fnf.com

All notices (x) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this section (for purposes of clarification, notices given by electronic mail shall be deemed given on the date received), and (y) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of ten (10) days’ prior notice thereof to the other parties.

Section 14.10.     Entire Agreement. This Agreement, along with the exhibits and schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

Section 14.11.     Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

Section 14.12.     No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 14.13.     Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York; provided, however, that with respect to any term or provision set forth this Agreement or enforceability thereof, or any matter relating to the Land or the Improvements, in each case for which Applicable Law requires that the laws of the State of Texas govern, then such term, provision or matter shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Texas.

Section 14.14.     Submission to Jurisdiction. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Buyer and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.15.     Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 14.16.     Section Headings. The headings of the various sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 14.17.     Counterparts; E-Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. This Agreement, and any other document necessary for the consummation of the transaction contemplated by this Agreement, may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on each party as if it were physically executed.

Section 14.18.     Acceptance of Deed. The recording of the Deed in the official records of Bexar County, Texas shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement except for those obligations of Seller which are specifically stated to survive the delivery of the Deed or the Closing hereunder. The provisions of this Section 14.18 shall survive the Closing or any termination of this Agreement without limitation.

Section 14.19.     Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 14.20.     Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto; provided, however, that this Section 14.20 shall not be deemed or construed as a restriction or prohibition on Buyer filing a lis pendens in connection with any action by Buyer for specific performance that is exercised pursuant to the terms of this Agreement. The provisions of this Section 14.20 shall survive the Closing or any termination of this Agreement without limitation.

Section 14.21.     WAIVER OF JURY TRIAL. SELLER AND BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 14.21 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT WITHOUT LIMITATION.

Section 14.22.     Time is of the Essence. Seller and Buyer agree that time is of the essence with respect to the obligations of Buyer and Seller under this Agreement.

Section 14.23.     Liquor Licenses. Prior to the Closing, Buyer shall use commercially reasonable efforts to obtain new liquor licenses and all other necessary permits (the “Liquor Licenses”) for the sale, storage, serving, and dispensing of alcoholic beverages (“Beverage Operations”) at the Property in the name of Buyer or an entity designated by Buyer, to the extent any such Liquor Licenses need to be transferred or assigned to Buyer or an entity designated by Buyer at the Closing. In furtherance of the foregoing, to the extent required under Applicable Law, Buyer further shall use commercially reasonable efforts to obtain interim, or temporary Liquor Licenses for Beverage Operations at the Property during the application period and processing of the permanent Liquor Licenses. Buyer shall be responsible for complying, at its sole cost and expense, with all statutes and regulations applicable to obtaining the Liquor Licenses and the interim, or temporary, Liquor Licenses, including, but not limited to, paying all filing or application fees, license and transfer fees, fees imposed by local governing bodies, issuance fees, sales and use or similar taxes, and all other fees and expenses incurred in connection with the interim, temporary, or new Liquor Licenses. Notwithstanding anything to the contrary contained in this Agreement, the issuance of interim, temporary, or new Liquor Licenses to Buyer or its designee shall not be a condition to Closing. The provisions of this Section 14.23 shall survive the Closing without limitation.

Section 14.24.     Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow) or to recover damages for the breach of this Agreement, the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.

Section 14.25.     Anti-Terrorism Law. Each party shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, the Executive Order, the other Anti-Money Laundering and Anti-Terrorism Laws, or any other Laws, regulations or executive orders designed to combat terrorism, drug-trafficking or money laundering, if applicable, to this Agreement. Each party represents and warrants to the other party that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury (the “Government List”), as last updated prior to the date of this Agreement.

Section 14.26.     Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day.

Section 14.27.     Joint and Several. To the extent that Buyer is comprised of more than one entity, the obligations and liabilities of Buyer hereunder shall be joint and several. The obligations and liabilities of each Seller party hereunder shall be joint and several.

Section 14.28.     Guest Baggage and Safe Deposit Boxes. All baggage, parcels or property checked or left in the care of Seller or Manager by current guests, members or Tenants as of the Closing Date, or by those formerly staying at the Property, or others, shall be sealed and listed in an inventory prepared jointly by representatives of Seller and Buyer as of the Closing Date and initialed and exchanged by such representatives. Possession and control of all such items listed in such inventory shall remain with the Seller on the Closing Date and Buyer shall be responsible from and after the Closing Date for the liability of all items listed in such inventory. On the Closing Date, Seller or its Manager shall give written notices (“Seller Verification Notices”) to guests, members, Tenants, and other persons who have safe deposit boxes at the Property or who have deposited items in the house safe at the Property (the “Depositors”), if any, advising them of the sale of the Property to the Buyer and requesting, within 48 hours, verification of the contents of their safe deposit boxes and/or the house safe and either (i) removal of such contents, or (ii) if such Depositors desire to have the continued use of the safe deposit boxes and/or the house safe, the execution of a new agreement with the Buyer for such continued use. Copies of Seller Verification Notices shall be given to Buyer. During said 48-hour period, each safe deposit box and/or the house safe shall be opened and the items therein recorded only in the presence of representatives of both Seller and Buyer. If the Depositors desire to continue to use a safe deposit box and/or the house safe, Buyer shall make arrangements for such continued use. The contents of all safe deposit boxes and/or the house safe of Depositors not responding to Seller Verification Notices shall be opened promptly after the expiration of the 48-hour period, but only in the presence of both Seller and Buyer. The contents of all boxes so opened shall be listed in an inventory at the time such safe deposit boxes or house safe are opened, each such list shall be signed by the representatives of Seller and Buyer, the keys and/or combinations to the boxes shall be delivered to Buyer, and the boxes shall then be relocked, sealed and left in the possession of Buyer. Any property contained in the safe deposit boxes and house safe and so recorded and thereafter remaining in the hands of Buyer shall be the responsibility of Buyer. The provisions set forth in this Section 14.28 shall survive the Closing.

Section 14.29.     Buyer Notices. Buyer is hereby provided the following notices required by law, or otherwise:

(a)             Notices from Brokers. Buyer should not rely upon any oral representations about the Property from any source. Brokers are not qualified to render property inspections, surveys, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations, or laws. Buyer should seek experts to render such services. Selection of inspectors and repairmen is the responsibility of Buyer and not the broker.

(b)           Texas RELA Notice. The Texas Real Estate License Act requires written notice to Buyer that Buyer should have an attorney examine an abstract of title to the Property or, in the alternative, obtain a title insurance policy.

(c)           Notice Regarding Possible Liability for Additional Taxes (Texas Property Code-Section 5.010). The following disclosure is made for the purpose of complying with the provisions of Section 5.010 of the Texas Property Code and is not intended to and does not alter or affect the rights and obligations of Buyer and Seller:

NOTICE REGARDING POSSIBLE LIABILITY FOR ADDITIONAL TAXES.

If for the current ad valorem tax year the taxable value of the land that is the subject of this contract is determined by a special appraisal method that allows for the appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in use of the land. The taxable value of the land and the applicable method of appraisal for current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Property is located.

(d)           Notice of Water and Sewer Service. The following disclosure is made for the purpose of complying with Section 13.257 of the Texas Water Code, and is not intended to and does not alter or affect the rights and obligations of Buyer and Seller:

NOTICE REGARDING WATER AND SEWER SERVICE

The real property that you are about to purchase maybe located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to determine if the property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property.

(e)           Notice of Utility District Notice. The following disclosure is made for the purpose of complying with Section 49.452 of the Texas Water Code, and is not intended to and does not alter or affect the rights and obligations of Buyer and Seller:

If the Property is located within any special assessment district (including without limitation, a utility district or other statutorily created district providing water, sewer, drainage or flood control facilities, in accordance with Chapter 49 of the Texas Water Code, a public improvement district, or a certificated service area of a utility service provider), Seller shall deliver to Buyer the required written notice for each such district in accordance with Applicable Law (each a “District Notice”). Each District Notice shall set forth the current tax rate, the current bonded indebtedness and the authorized indebtedness of the district, as applicable, and shall comply with all other requirements of the statute applicable to the District Notice. Buyer will acknowledge receipt of each District Notice in writing.

(f)           Notice of Aboveground Storage Tanks. The following disclosure is made for the purpose of complying with Section 334.9 of the Texas Administrative Code, and is not intended to and does not alter or affect the rights and obligations of Buyer and Seller:

NOTICE REGARDING ABOVEGROUND STORAGE TANKS

The aboveground tanks included in this conveyance are more particularly described in (i) that certain Deed Recordation Affidavit – Edwards Aquifer Protection Plan, dated the 8th day of July, 2009, recorded as Document No. LT1-81-20090129609-1 on July 10, 2009 in the Records of Bexar County, Texas and (ii) that certain Deed Recordation Affidavit – Edwards Aquifer Protection Plan, dated the 21st day of July, 2009 recorded as Document No. LT1-81-20090139357-1 on July 22, 2009 in the Records of Bexar County, Texas. The aboveground storage tanks included in this conveyance are presumed to be regulated by the Texas Commission on Environmental Quality and may be subject to certain registration, delivery prohibition, installation notification, and other requirements found in chapter 334 of title 30 of the Texas Administrative Code.

(g)           Notice of Public Improvements District. The following disclosure is made for the purpose of complying with Section 5.014 of the Texas Property Code, and is not intended to and does not alter or affect the rights and obligations of Buyer and Seller:

NOTICE OF PUBLIC IMPROVEMENTS DISTRICT

If the Property is in a public improvement district, then, as a Buyer of this parcel of real property, you are obligated to pay an assessment to a municipality or county for an improvement project undertaken by a public improvement district under Chapter 372, Local Government Code. The assessment may be due annually or in periodic installments. More information concerning the amount of the assessment and the due dates of that assessment may be obtained by Buyer from the municipality or county levying the assessment. The amount of the assessment is subject to change. Your failure to pay the assessments could result in a lien on and a foreclosure of your property.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

BREIT JWM SAN ANTONIO LP,
a Delaware limited partnership

By:	BREIT JWM San Antonio GP LLC,
a Delaware liability company,
its general partner
By:	/s/ Brian Kauffman
Name:	Brian Kauffman
Title:	Managing Director and Vice President

BREIT JWM SAN ANTONIO TRS LLC,
a Delaware limited liability company

By:	/s/ Brian Kauffman
Name:	Brian Kauffman
Title:	Managing Director and Vice President

BUYER:

RHP PROPERTY SA, LLC, a Delaware limited liability company

By:	/s/ Scott Lynn
Name:	Scott Lynn
Title:	Executive Vice President, General Counsel and Secretary